ENERGY SERVICES AGREEMENT

by and between

OTE BM LTD.

and

BAHA MAR LTD.

Dated as of July 9, 2013

TABLE OF CONTENTS

[omitted]

TABLE OF EXHIBITS

Exhibit A-1	System Description
Exhibit A-2	System Diagrams
Exhibit B	System Testing Protocol
Exhibit C	Specifications of the OTE Conveyance System
Exhibit D	Insurance
Exhibit E	Acquisition Price
Exhibit F	Transfer Plan for a Transfer of the OTE Conveyance System
Exhibit G	Form of Commercial Operation Date Certificate
Exhibit H	Baha Mar Purchase of OTE Conveyance System and Buy out of License Agreement
Exhibit I	Form of License Agreement for Property Rights and Operations of the Central Plant
Exhibit J	Chilled Water Pricing
Exhibit K	Project Cost for GMP

TABLE OF SCHEDULES

Schedule 1	OTE Construction Milestones
Schedule 2	Subordination and Non-Disturbance Agreement
Schedule 3	Intellectual Property and Technology License
Schedule 4	Letter of Credit

ENERGY SERVICES AGREEMENT

This ENERGY SERVICES AGREEMENT (“Agreement”) is made and entered into as of the 9th day of July, 2013 (“Execution Date”), by and between:

1.	OTE BM LTD., a Bahamian International Business Corporation (“OTE”), with its registered offices at West Bay Street, Lyford Cay, Nassau, The Bahamas; and

2.
BAHA MAR LTD., a Bahamian International Business Corporation (“Baha Mar”), with its registered offices at H&J Corporate Services Ltd, Ocean Centre, Montagu Foreshore, East Bay Street, P.O. Box SS-19084, Nassau, The Bahamas.

OTE and Baha Mar are referred to herein individually as, a “Party” and collectively as, the “Parties.”

RECITALS

A.           OTE intends to design, engineer, construct, finance, operate, and maintain the OTE Conveyance System so as to produce and deliver the Chilled Water to the Baha Mar Conveyance System, subject to and in accordance with the terms of this Agreement.

B.           OTE Conveyance System shall be engineered, designed, and constructed to operate in conjunction with Baha Mar Central Energy Plant. OTE shall operate both the OTE Conveyance System and the Baha Mar Central Plant. The Baha Mar Central Plant shall operate as the backup and peaking source of Chilled Water; the OTE Conveyance System shall operate as the primary source of Chilled Water.

C.           During the Term, Baha Mar wishes to contract with OTE for the supply of Chilled Water for use at the Resort, and OTE wishes to supply such Chilled Water to Baha Mar, subject to and in accordance with the terms of this Agreement.

D.          The Parties intend that Baha Mar shall have the right to acquire: (i) the OTE Conveyance System (and all assets relating thereto); or (ii) all of the shares in OTE, for the Acquisition Price, subject to and in accordance with the terms of this Agreement.

E.           The Parties intend for OTE to license the rights to operate the Baha Mar Central Plant to be used as a backup to the OTE Conveyance System and a peak load producer of Chilled Water.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.01       Definitions. For the purposes of this Agreement, capitalized terms used herein shall have the respective meanings assigned thereto in this Section 1.01:

“AAA” means the American Arbitration Association.

“Abandonment Event” has the meaning set forth in Section 8.07(b).

“Abandonment Liquidated Damages” has the meaning set forth in Section 8.07(a).7

“Acquisition Price” means as the case may be the purchase price: (i) of the OTE Conveyance System or (ii) payable upon a Transfer of Equity Participation to Baha Mar, (in each case) as calculated in accordance with Exhibit E.

“Affiliate” means, in relation to any Person, any other Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, such Person; or (ii) which directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock or other equity interests of such Person; or (iii) which has fifty percent (50%) or more of any class of voting stock or other equity interests that is directly or indirectly beneficially owned or held by such Person; or (iv) who either holds a general partnership interest in such Person or such Person holds a general partnership interest in the other Person. For the purposes of this definition, the word “controls” shall mean possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or otherwise.

“Agreement” has the meaning set forth in the Preamble. The Agreement consists of: (i) Primary Terms; and (ii) the documents identified as Exhibits, Schedules or other attachments or appendices, as any of the foregoing may be amended, modified, or supplemented from time to time pursuant hereto.

“Applicable Law” means any statute, law, regulation, ordinance, rule, order, decree, concession, grant, franchise, agreement, directive, guideline, policy or rule of common law, any Governmental Authorization, or any governmental requirement or other governmental restriction or similar form of decision or determination, or any interpretation or administration of any of the foregoing by any Governmental Authority, whether now or hereafter in effect.

“Baha Mar” has the meaning set forth in the Preamble.

“Baha Mar Conveyance System” means all equipment, appliances, electrical and piping systems, any other utility hardware, and any metering or measurement devices relating thereto, owned, controlled or to be developed by Baha Mar, which system interconnects with the OTE Conveyance System at the Interconnection Points.

“Baha Mar Central Plant” means the electric chillers, wells, pumps, piping, valves, and electrical equipment necessary to produce Chilled Water.

“Baha Mar Event of Default” means any event or circumstance specified as such in Section 13.04.

“Baha Mar Indemnitees” means Baha Mar, Baha Mar’s Affiliates, and each of their officers, directors, managers, members, employees, agents, advisors, Representatives, successors and assigns.

“Baha Mar Responsible Party” means Baha Mar, its officers, directors, managers, employees, agents (including any contractors or subcontractors of Baha Mar of any tier), suppliers, or anyone for whose acts Baha Mar is liable.

“Baha Mar’s Contractor” means China State Construction Engineering Corporation Limited or any replacement contractor from time to time which is responsible for construction of the Resort.

“Baha Mar’s Financing Arrangements” means Baha Mar’s arrangements for the financing of the construction and operation of the Resort with China EXIM or any replacement financing or other financing obtained by, or on behalf of, Baha Mar in relation to the construction and operation of the Resort, inclusive of the Baha Mar Conveyance System and related facilities.

“Bankruptcy Code” means the applicable Bahamian or United States law governing bankruptcy, insolvency, or similar proceedings.

“BTU” means British Thermal Unit.

“Business Day” means any day except Saturday, Sunday, all holidays observed by the Federal Reserve Bank of the United States and any day on which banks are not open for business in Nassau, The Bahamas.

“Buyer’s Guaranteed Maximum Price Savings” has the meaning provided in Section 8.01(a)(iv) and Exhibit J Table A-4 hereof.

“Chilled Water” means the water cooled to 44 degrees, or cooler, delivered to Baha Mar by OTE for use in the Resort’s air conditioning and other systems.

“Chilled Water Pricing” has the meaning set forth in Section 8.01(a).

“China EXIM” means The Export-Import Bank of China.

“Claim” means any claim, action, dispute, demand, or right of action, whether in law or in equity, of every kind and character.

“Commercial Operation” means: (i) the OTE Conveyance System is mechanically complete and structurally, electrically, and mechanically sound and can be safely and continuously operated in accordance with all requirements of this Agreement and Applicable Law, including meeting the Minimum Availability Obligation; and (ii) interconnection of the OTE Conveyance System with the Baha Mar Conveyance System and Baha Mar Central Plant has been achieved and the OTE Conveyance System is capable of being operated in parallel with the Baha Mar Conveyance System and Baha Mar Central Plant; (iii) all commissioning procedures have been performed and it has been demonstrated that the OTE Conveyance System has delivered the Minimum Availability Obligation for a sustained period of fourteen (14) consecutive days; (iv) all Performance Tests as set forth in Exhibit B have been conducted and successfully passed; and (v) all debris and rubbish generated by OTE during construction have been removed from the Site.

“Commercial Operation Date” means the date on which Commercial Operation is achieved as certified to Baha Mar by OTE pursuant to a duly executed certificate in the form set out in Exhibit G.

“Confidential Information” means any information disclosed by either Party to the other Party, directly or indirectly, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure. Confidential Information will not, however, include any information that the receiving Party can show by competent evidence: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (b) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving party through no action or inaction of the receiving Party; (c) is already in the possession of the receiving Party at the time of disclosure by the disclosing party, as shown by the receiving Party’s files and records; (d) is obtained by the receiving Party from a third party without a breach of the third party’s obligations of confidentiality; or (e) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

“Consultation Meeting” has the meaning set forth in Section 5.02.

“Contract Year” means: (a) for the first Contract Year the period commencing on the Commercial Operation Date and ending on the day that is three hundred sixty-five (365) days after the Commercial Operation Date; and (b) each subsequent twelve (12) month period during the remainder of the Term of the Agreement.

“Conveyance Systems” means the Baha Mar Conveyance System and the OTE Conveyance System.

“DCO Energy” means DCO Energy, LLC a company incorporated in New Jersey with its principal offices at 5429 Harding Hwy, Building 500, Mays Landing, NJ 08330, USA.

“Deep Ocean Water” means the seawater pumped up through the cold water pipes from the ocean and used to chill the Chilled Water.

“Default Rate” means an amount of interest equal to: (i) the prime rate as published in “The Money Rates” section of The Wall Street Journal (U.S. Edition); plus (ii) two percent (2%) per annum.

“Delivery Quantity Obligation” has the meaning set forth in Section 7.02(b).

“Demonstration Tests” means that all critical subsystems will be validated by OTE, including the measurement of the volume of water, delivery temperature to the heat exchanger and temperature of water leaving the heat exchanger. OTE will also measure the discharge water temperature and utilization of the auxiliary chillers, in each case, in accordance with the procedures set out in Exhibit B.

“Dispute” means any controversy, disagreement, and/or cause of action arising out of the existence, validity, performance or termination of this Agreement, whether under the law of tort, contract, property or otherwise, or at law or equity.

“Effective Chilled Water Price” has the meaning set forth in Section 8.01(b).

“Effective Date” means that date on which all the Conditions Precedent set out in Article IV have been met or waived in accordance with Article IV.

“Environmental Attributes” mean generally all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the displacement of conventional energy usage relating to or arising from the OTE Conveyance System. Environmental Attributes include: (i) any capacity, reliability or other attributes of the OTE Conveyance System; or (ii) emission reduction credits encumbered or used by the OTE Conveyance System for compliance with Applicable Law or Governmental Authorizations.

“Environmental Financial Incentives” mean generally: (i) any and all reductions, allowances, incentives or other benefits generated by the OTE Conveyance System, as such may be defined or identified; or (ii) any future tax benefits associated with any Tax on carbon or other assessment, regardless of how any Applicable Law attributes or allocates such Taxes or benefits.

“Engineering, Procurement & Construction Agreement (EPC)” means that certain agreement entered into by and between OTE and OTE’s Contractor undertaken to perform the entire engineering, procurement, and construction management of the OTE Conveyance System and related equipment and facilities pursuant to that agreement on a fully wrapped basis.

“Execution Date” has the meaning set forth in the Preamble.

“Financing Party” means any lender, institution, noteholder, bondholder, and/or equity investor providing or guaranteeing financing or refinancing to a Party for the construction, operation, and maintenance of the OTE Conveyance System or the Resort, as the case may be, and any successors, assigns, agents or trustees of any of the foregoing.

“Force Majeure Event” means events or circumstances, or combinations of events or circumstances, beyond the reasonable control of Baha Mar and its affiliates, on the one hand, and OTE and its subcontractors, on the other hand, that materially and adversely affects the performance by that Party of its obligations under or pursuant to this Agreement, and which, despite the exercise of due diligence, could not reasonably be prevented, avoided or removed which are limited to: (i) acts of God; (ii) fires, earthquakes, floods, hurricanes, tornados, tsunamis, ice and ice storms, mudslides, volcanic activity, drought, or epidemics; (iii) acts of civil or military authority, acts of war (whether declared or undeclared), other armed conflicts, acts of the public enemy, acts of terrorism, or threats of terrorism; (iv) acts of any Governmental Authority not due to the delay, action or inaction on the part of OTE that directly prohibit or substantially delay the construction of the project, or substantially increase in royalties, Taxes or other payments owed to such Governmental Authority; (v) civil disturbances, insurrections, rebellions, or riots; (vi) sabotage (but not sabotage by the employees of the Party or its subcontractors attempting to claim excuse); (vii) strikes, lockouts or labor disputes, other than those relating to the employees of the Party claiming a Force Majeure Event or its subcontractors; (viii) embargos or blockades; (x) perils of the sea and loss of equipment for a Conveyance System during marine transit, but only to the extent such losses are otherwise caused by a Force Majeure Event; or (xi) explosion or destruction of a Conveyance System, the Resort, or the resource of the Chilled Water for reasons outside the control of and not due to the fault or negligence of the owner of such facilities or their subcontractors or employees.

“Governmental Authority” means any federal, state, county, municipal, regional, native or tribal authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Authorizations” means, collectively, all permits, consents, decisions, licenses, approvals, certificates, confirmations or exemptions from, and all applications and notices filed with or required by, any Governmental Authority that are necessary for development of each Conveyance System, purchase and sale of Chilled Water pursuant to this Agreement, or the performance of any other obligation of either Party pursuant to this Agreement.

“Guaranteed Maximum Price (GMP)” shall be that portion of the total EPC cost which is eligible for GMP Savings as described in Section 8.01(a)(i) which cost at the effective date of this Agreement will be $61,221,171, which amount represents the portion of the costs of the OTE Conveyance System attributable to the GMP portion of the Engineering, Procurement and Construction (EPC) Agreement costs as set forth on Exhibit K and before giving effect to the adjustments set forth in Exhibit K. This portion of the cost shall be referred to as the “Baseline Cost.” The difference between this value and the actual cost for that portion of the cost shall determine the Guaranteed Maximum Price Savings. Guaranteed Maximum Price shall be adjusted upward or downward, as the case may be, as agreed to by the Parties in connection with Baha Mar approved change orders (if any).

“Hazardous Substances” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, photo toxicity, infectiousness or other harmful or potentially harmful properties or effects. Hazardous Substances shall include without limitation, petroleum hydrocarbons, including crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials” or “toxic substances,” or which are otherwise listed, defined or regulated in any manner pursuant to any Applicable Law pertaining to protection of the environment or human or animal health or safety.

“Indemnified Party” has the meaning set forth in Section 16.04.

“Indemnifying Party” has the meaning set forth in Section 16.04.

“Indemnitees” means either the Baha Mar Indemnitees or the OTE Indemnitees as the case may require.

“Interconnection Points” means, collectively, those certain points where the Baha Mar Conveyance System, Baha Mar Central Plant and the OTE Conveyance System interconnect as identified in Exhibit A-2.

“Intellectual Property” means all designs, methods, concepts, layouts, software, inventions (whether or not patented or patentable), processes, technical data and documentation, technical information and drawings, and similar matter in which exist common law and statutory proprietary rights, including patent, patent application, patent registration, copyright, trademark, service mark, trade secret, data rights and similar rights from time to time under the intellectual property laws of The Bahamas, the United States, any other jurisdiction, or international treaty regime.

“IP License” has the meaning set forth in Section 4.01(i).

“Known Environmental Conditions” means Hazardous Substances existing in, on, under or about the Site of which Baha Mar is aware as of the Execution Date.

“Lien” means any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, right-of-way, or other servitude, encumbrance, bond right, or preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of an asset, whether or not filed, recorded or otherwise perfected or effective under Applicable Law.

“Losses” all liabilities, losses, damages, fines, penalties, judgments, demands, and costs and expenses of any kind or nature, including reasonable attorneys’ and experts’ fees and expenses incurred in litigation or dispute resolution.

“Maximum Daily Capacity” has the meaning set forth in Section 7.02(a).

“Monthly Minimum Payment Amount” has the meaning set forth in Section 7.03.

“O&M Services” has the meaning set forth in Section 6.01.

“OTE” has the meaning set forth in the Preamble.

“OTE Construction Milestones” means those milestones that must be achieved in order for OTE to design, procure, construct, test, and commission the OTE Conveyance System, a list of which is attached as Schedule 1.

“OTE Conveyance System Capacity” means 9,800 tons of Chilled Water capacity.

“OTE Conveyance System” means all equipment, appliances, electrical and piping systems, any other utility hardware, any metering or measurement devices relating thereto, all Intellectual Property and Technology rights necessary to construct and operate, contractual rights, Governmental Authorizations and any other thing or right owned, controlled or to be developed by OTE in relation to the system to be constructed by OTE in accordance with the terms of this Agreement and which interconnects with the Baha Mar Conveyance System at the Interconnection Points, and which system conveys and delivers the Chilled Water to the Baha Mar Conveyance System and accepts back such Chilled Water from the Baha Mar Conveyance System as more particularly described in Exhibit C.

“OTE Event of Default” has the meaning set forth in Section 13.01.

“OTE Indemnitee” means OTE, OTE’s Affiliates, and each of their officers, directors, managers, members, employees, agents, advisors, Representatives, successors and assigns.

“OTE Responsible Party” means OTE, its officers, directors, managers, employees, agents (including, any contractors or subcontractors of OTE of any tier), suppliers, or anyone for whose acts OTE is liable.

“OTE’s Contractor” means DCO Energy or any replacement EPC contractor selected by OTE responsible for the construction of the OTE Conveyance System which has been approved in writing by Baha Mar.

“Other Pre-Existing Environmental Conditions” means, with respect to the Site, Hazardous Substances existing in, on, under or about such Site of which Baha Mar is not aware as of the Execution Date but either Party or their contractors or subcontractors of any tier discover after the Execution Date and the presence of which is not a result of OTE’s actions or any action of an OTE Responsible Party.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Peak Demand” means the Chilled Water requirements in excess of 9,800 tons capacity.

“Person” means an individual, partnership, corporation, limited liability company, company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Point of Delivery” means the Interconnection Point where Chilled Water is delivered by the OTE Conveyance System.

“Point of Return” means the Interconnection Point where Chilled Water is returned to the OTE Conveyance System.

“Primary Terms” means the terms and provisions set forth in Article I through Article XX of this Agreement.

“Property” means that certain real property on which Baha Mar is building the Resort. The Property includes, without limitation, the Site.

“Prudent Industry Practices” means those practices, methods, techniques and standards, and the exercise of that degree of skill and diligence, as all of the foregoing may be modified from time to time, that: (i) are generally accepted in the heating and cooling industry in the United States, for use in the supply of materials to and construction of seawater district cooling facilities, as well as for the use and maintenance of such materials in a legal, safe, efficient and economic manner; (ii) are in accordance in all their relevant aspects with the manufacturer’s guidelines regarding operation and maintenance, in each case, as applicable to the relevant material, considering its size, service and type; and (iii) are consistent at all times with Applicable Law.

“Release” means to release, spill, leak, pump, inject, deposit, discharge, disperse, or dispose of a Hazardous Substance in a manner inconsistent with Applicable Law.

“Remedial Activities” means any reporting, investigation, feasibility study, remediation, treatment, removal, transport, disposal, characterization, sampling, health assessment, risk assessment, encapsulation, monitoring, study, report, assessment, or analysis of any Known Environmental Conditions, Other Pre-Existing Environmental Conditions, or Releases.

“Representative” means those representatives appointed from time to time by OTE or Baha Mar for the purpose of coordination, planning, engineering, design, construction, operation, maintenance and all other activities requiring communication between the Parties pursuant to the Agreement.

“Resort” means Baha Mar’s vacation resort project to be built by Baha Mar’s Contractor, including, but not limited to, a hotel, conference facilities, golf course, private beach, and all related facilities and buildings, and the Baha Mar Conveyance System which shall interconnect with the OTE Conveyance System for its air conditioning requirements and for other uses described herein.

“Seawater District Cooling Plant (SDC)” means the building containing the heat exchangers and other onshore seawater district cooling equipment used to chill the Chilled Water.

“Site” means that certain real property on which the OTE Conveyance System shall be built in accordance with this Agreement, a description of which is set forth as Exhibit A-1 and which is depicted in Exhibit A-2 and whose use is provided for in the License Agreement.

“Supplemental Chilled Water” means the Chilled Water required above the quantities of Chilled Water produced by the OTE Conveyance system.

“Target Commercial Operation Date” means no later than January 1, 2017 or 2 years from Baha Mar’s opening, or if agreed to by the Parties, as early as January of 2016.

“Taxes” means all fees, taxes, including sales taxes, use taxes, stamp taxes, value-added taxes, ad valorem taxes, gross receipts and compensating tax, and excise taxes, customs, duties, tariffs, levies, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any Applicable Law or Governmental Authority.

“Technology” means any or all of the following: (i) works of authorship including, without limitation, documents, drawings, designs, flow charts, schematics, computer programs and records; (ii) inventions (whether or not patentable), including without limitation, processes, machines, articles of manufacture and compositions of matter, and improvements thereof; (iii) proprietary and Confidential. Information, including technical data and customer and supplier lists, show how, know-how and techniques; (iv) databases, data compilations and collections and technical data; (v) prototypes and test methodologies; and (vi) all instantiations of the foregoing in any form and embodied in any media.

“Temporary Services” means the short-term provision of Chilled Water by OTE or a third party provider (as the case may be) for the Resort via, by way of example and not limitation, mobile chillers or similar facilities.

“Term” has the meaning set forth in Section 2.02.

“Termination Payment” means a payment payable upon termination of this Agreement as calculated in accordance with Section 13.05(e).

“Ton” refers to a “ton” of refrigeration capacity(s) being the equivalent of the cooling capacity(s) of one ton of ice melting in a period of twenty-four (24) hours (i.e., 288,000 BTU, or an average of 12,000 BTU per hour).

“Ton-Hour” refers to a quantity of Tons of refrigeration capacity of Chilled Water delivered by OTE to Baha Mar at the Point of Delivery over a period of one (1) hour, also taking into account temperature of the quantities of Chilled Water returned by Baha Mar at the Point of Return, and measured and calculated on the basis of the aggregate BTU gain occurring in the quantities of Chilled Water delivered by OTE to Baha Mar between the Point of Delivery and the Point of Return in accordance with the procedures and methods provided for herein.

“Trade Restriction” means any Applicable Law that may prevent either Party from engaging in certain activities related to international trade, including, without limitation, laws or regulations restricting trade with certain nations (including those nations designated as “state sponsors of terrorism” by the U.S. Department of State) or certain organizations or such organizations’ members (including those designated “foreign terrorist organizations” by the U.S. Department of State).

“Transfer of Equity Participation” means in relation to OTE, any action which results in the transfer of any equity interest held by Ocean Thermal Energy Corporation in OTE to any other Person or Ocean Thermal Energy Corporation ceasing to hold legally and beneficially: (i) all of the issued share capital of OTE; (ii) the right to cast any votes capable of being cast in general meetings of OTE; and (iii) the right to determine the composition of the majority of the board of directors or equivalent body of OTE.

“Transfer Plan” means the plan for transfer of the OTE Conveyance System or a Transfer of Equity Participation to Baha Mar pursuant to Article X and set out in Exhibit F.

“U.S.” or “U.S.A.” means the United States of America.

1.02       Rules of Interpretation

(a)          Recitals, Articles, Sections, and Exhibits. References to Recitals, Articles, Sections, Exhibits, and Schedules are, unless otherwise indicated, to recitals of, articles of, sections of and exhibits to this Agreement. All Exhibits and Schedules attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes. References to an Exhibit or Schedule shall mean the referenced Exhibit or Schedule and any sub-exhibits, subparts, components or attachments included therewith.

(b)         Gender. As used in this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa.

(c)          Successors and Assigns. Unless expressly stated otherwise, references to a Person (including references to a Party) includes such Person’s successors and permitted assigns and, in the case of a Governmental Authority, any Person succeeding to its functions and capacities.

(d)         Days. As used in this Agreement, references to “days” shall mean calendar days, unless the term “Business Days” is used. If the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day.

(e)         Grammatical Forms. As used in this Agreement, where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; the words “herein,” “hereunder” and “hereof refer to this Agreement, taken as a whole, and not to any particular provision of this Agreement; “including” means “including, for example and without limitation,” and other forms of the verb “to include” are to be interpreted similarly.

1.03       Order of Precedence. In case of conflict between the Primary Terms, amendments to the Agreement and the Exhibits, the order of precedence for interpretation shall be: (a) amendments to this Agreement, with those of a later date having precedence over those of an earlier date; (b) these Primary Terms; and (c) the Exhibits. In the event of a conflict among, or within, any provisions within any one of the levels set forth in the foregoing order of precedence, the most recent of such provisions which are applicable to the obligations of either Party shall take precedence over the less stringent or lesser quality requirements applicable thereto.

ARTICLE II

THE OTE CONVEYANCE SYSTEM

2.01       Generally. OTE Conveyance System shall consist of a Seawater District Cooling Plant that shall have the capacity to provide 9,800 (ninety eight hundred) Ton-Hours for use in the Resort’s air conditioning systems to be designed, constructed and owned by OTE subject to and in accordance with this Agreement.

2.02       Term. Except as expressly provided herein (including, but not limited to under Section 4.01), this Agreement shall come into force on the Execution Date. This Agreement shall terminate automatically on the date that is twenty (20) years from the Commercial Operation Date (“Term”); provided, however, that the Parties may extend the Term by mutual written consent.

2.03       Design of OTE’s Conveyance System

(a)         OTE retains all rights with respect to the design of the technical aspects of the OTE Conveyance System subject to Baha Mar’s rights within this Agreement.

(b)         The parts of the OTE Conveyance System that are outside of the Baha Mar Central Chilled Water Plant that remain visible, which will include what is being constructed on Long Cay Island, will be available for review and comment by Baha Mar. Baha Mar will have the ability to request aesthetic modifications to, for example, the Pumping Station to be built on Long Cay, in its absolute discretion, reasonably exercised. The rendering for the proposed Pumping Station to be built on Long Cay is included in Exhibit A-2.

ARTICLE III

CONSTRUCTION OF THE OTE CONVEYANCE SYSTEM

3.01       OTE’s Construction Obligations.

(a)         Generally. OTE shall cause the design, development, construction, completion, testing, and commissioning of the OTE Conveyance System in accordance with the specifications set out in Exhibit C, which shall be capable of producing 9,800 (ninety eight hundred) Tons of capacity of refrigeration for use in the Resort’s air conditioning systems. OTE shall identify, contract with, and coordinate the activities of its subcontractors and vendors. OTE shall ensure that all of its work, whether accomplished directly, by OTE’s subcontractors, is performed: (i) by licensed and otherwise qualified personnel, as appropriate, including retaining the services of qualified and licensed Bahamian engineers; (ii) in a good and workmanlike manner using that degree of skill and care in the design, engineering and procurement of the OTE Conveyance System that would reasonably be expected of a competent professional engineer, procurer and constructor experienced in carrying out engineering, procurement and construction activities of a similar nature, scope and complexity to those comprised in the OTE Conveyance System; (iii) so as to meet or exceed U.S. and Bahamian construction standards and Prudent Industry Practices; and (iv) so as to minimize interference with Baha Mar’s construction schedule with respect to the construction of the Resort.

(b)         Governmental Authorizations. OTE shall obtain and maintain all Governmental Authorizations necessary for the engineering, procurement, construction, installation, testing, operation, and maintenance of the OTE Conveyance System, including all costs associated therewith.

(c)           Equipment. OTE shall be responsible for the importation and transportation to the Site of any equipment useful or necessary for OTE to fulfill all of its obligations under this Agreement.

(d)           Conveyance Systems and Interconnection.

(i)           Each Party agrees that it shall design and construct its respective Conveyance System for the proper and safe interconnection of the Baha Mar Conveyance System to the OTE Conveyance System at the Interconnection Points. OTE shall design and construct the OTE Conveyance System so as to meet the specifications set out in Exhibit C.

(ii)           OTE shall be responsible for obtaining all Governmental Authorizations and rights-of-way for the OTE Conveyance System and for the design (consistent with the specifications determined pursuant to Section 3.01(d)(i), engineering, procurement, construction, installation, testing, operation and maintenance of the OTE Conveyance System, including all costs associated therewith. OTE shall be responsible for testing of the Conveyance Systems. OTE shall notify Baha Mar when the OTE Conveyance System, Baha Mar Central Plant, and Baha Mar Conveyance System are ready for interconnection at the Interconnection Points. Promptly following receipt of such notice, Baha Mar shall provide a schedule on which interconnection shall be permitted to occur within a thirty (30) day period. OTE shall proceed and be responsible for interconnection of the OTE Conveyance System with the Baha Mar Conveyance System and Baha Mar Central Plant, including testing to ensure proper seals, integrity, and other safety and performance aspects of the interconnection and testing of any meters and measurement devices. When OTE has completed interconnection of the OTE Conveyance System with the Baha Mar Conveyance System and Baha Mar Central Plant, OTE shall provide notice thereof to Baha Mar.

(e)           Metering.

(i)           Monitoring. OTE shall provide international standard revenue-grade metering for Chilled Water. OTE shall also provide an electronic data acquisition system for monitoring the status, production, and continuous operation of the OTE Conveyance System. Baha Mar may at any time request access to relevant metering equipment and data in order to verify such metering. Once certified and at all times during operation, there shall be continuous electronic monitoring of the System and raw data will be continuously available on an electronic basis for Baha Mar.

(ii)           Billing. OTE shall install meters at the Interconnection Points of the Conveyance Systems, including one (1) meter each on the Seawater District Cooling Plant output and return pipelines, which shall continuously measure flow rate and water temperature. These parameters shall be used to establish the amount of heat (thermal energy) removed from the Resort and converted to Ton-Hours for billing purposes. Billing shall be verifiable via the data available on an electronic basis for Baha Mar.

(f)           Contracts. OTE shall ensure that all contracts it enters into (including, without limitation, the IP License) permit the transfers contemplated by Article X.

3.02           Baha Mar’s Obligations.

(a)           Generally. Baha Mar shall be responsible for the design, procurement, and construction of the Baha Mar Conveyance System and Baha Mar Central Plant.

(b)           Access. Upon OTE’s request and through the License Agreement, Baha Mar shall make portions of the Property available to OTE for use as lay down, staging and other useful or necessary construction space. Further, Baha Mar shall ensure that (to the extent it has the right to do so) all useful or necessary access to and from the Site, including across the Property, is made available to OTE, its employees, contractors, subcontractors, and advisors and that all requirements as provided in Exhibit B are made available at the Site as needed for the construction, testing, and commissioning of the OTE Conveyance System. Nothing in this Section 3.02(b) shall require Baha Mar to allow any access to OTE or any other Person or do or permit any other thing which would interfere with Baha Mar’s construction, operating, or maintenance of the Resort.

(c)           Governmental Authorizations. Baha Mar shall provide commercially reasonable assistance (at no out of pocket cost to Baha Mar, and with no compensation from OTE) requested by OTE in OTE’s efforts to obtain Governmental Authorizations pursuant to Section 3.01(b), including, without limitation, introductions to and assistance with Governmental Authorities of The Bahamas with whom Baha Mar may have working or other relationships; provided, however, that Baha Mar provides no assurance or guarantee that such assistance will lead to the issuance of any Government Authorizations and provided further that the non-issuance of such Governmental Authorizations shall not be interpreted or considered a breach of this Section, by Baha Mar, or relieve OTE of any obligation in this Agreement.

(d)           Equipment. At no out of pocket expense to Baha Mar, Baha Mar shall use reasonable efforts to assist OTE in procuring for OTE’s use and the use of OTE’s Contractor and any subcontractors or vendors any and all available custom duty exemptions for any equipment OTE imports for integration into or development of the OTE Conveyance System, provided, however, that Baha Mar provides no assurance or guarantee that such assistance will lead to the issuance of any custom or duty exemptions and provided further that the non-issuance of such custom or duty exemptions shall not be interpreted or considered a breach of this Section, by Baha Mar, or relieve OTE of any obligation in this Agreement.

(e)           Utilities. Baha Mar shall provide, electricity for operation of the OTE Conveyance System and Baha Mar Central Plant to facilitate OTE obligations to provide the services to Baha Mar as required under this Agreement. In addition, Baha Mar shall connect the OTE Conveyance System to any emergency generator intended for use by Baha Mar on or in relation to the Property. For the avoidance of doubt, all other utilities at any time for, and electricity during start-up and testing of, the OTE Conveyance System shall be the responsibility of OTE.

(f)           Contractor Assistance. Baha Mar shall request Baha Mar’s Contractor and its subcontractors to provide all reasonable assistance to OTE in OTE’s efforts to achieve Commercial Operation by the Target Commercial Operation Date. Such assistance may include, without limitation, requesting meetings, coordination of scheduling of deliveries or work required for the Resort or related to the Site, sharing information related to the OTE Conveyance System’s planned functions, and sharing information related to the Resort’s planned functions to the extent they relate to the subject matter of this Agreement. For avoidance of doubt this obligation extends to communication and coordination, not construction of the OTE Conveyance System by Baha Mar’s Contractor.

(g)           Interconnection.

(i)           Baha Mar shall be responsible for obtaining all Governmental Authorizations and rights-of-way for the Baha Mar Conveyance System and Baha Mar Central Plant as well as the design, engineering, procurement, construction, installation, and testing of the Baha Mar Conveyance System and Baha Mar Central Plant up to the Interconnection Points. Baha Mar shall bear all costs relating thereto and shall retain title to the Baha Mar Conveyance System and Baha Mar Central Plant.

(ii)           Baha Mar shall have the right to have a designated Representative present at all times to observe and coordinate OTE’s construction, interconnection, start-up, and testing of the OTE Conveyance System and Baha Mar Central Plant with the Baha Mar Conveyance System.

3.03           Mutual Obligations.

(a)           Security. OTE shall provide necessary and reasonable security for its work areas during OTE’s construction of the OTE Conveyance System and during the Term of this Agreement for its facilities located at Long Cay. During construction of the OTE Conveyance System, OTE acknowledges and agrees that Baha Mar shall bear no responsibility for securing the OTE Conveyance System or any other property of OTE or any OTE Responsible Party. To the extent that OTE wishes to provide any security measures on the Site, it shall: (i) provide Baha Mar with reasonable notice; (ii) fully cooperate with Baha Mar and follow the directions and access protocols of Baha Mar in relation to the provisions of such security measures so as not to interfere with Baha Mar operations; and (iii) do so at its own cost and risk.

(b)           Costs. Except as expressly provided elsewhere herein, each Party shall bear its own costs in relation to the design, development, construction, testing, commissioning, operation, and maintenance of its respective Conveyance System.

(c)           Environmental Attributes. By no later than the Target Commercial Operation Date, the Parties shall make reasonable efforts to conclude an agreement (by way of a side letter) regarding the equitable allocation of any Environmental Attributes and Environmental Financial Incentives arising from the operation of the OTE Conveyance System.

ARTICLE IV

CONDITIONS PRECEDENT

4.01           Conditions Precedent. The obligations of each of the Parties under Articles III, V, VI, VII, VIII, and X shall occur upon satisfaction of the following conditions:

(a)           Third Party Consents. Baha Mar having obtained all necessary third party consents in connection with this Agreement or the subject matter relating thereto, including all necessary waivers, amendments, and other requirements in connection with Baha Mar’s Financing Arrangements.

(b)           Seawater Concession. OTE shall obtain a concession or similar permit from the Governmental Authority in The Bahamas (or any other entity, as appropriate) with jurisdiction over withdrawals of seawater, which concession shall permit OTE to operate the OTE Conveyance System in such a manner as to produce not less than two hundred-thirty-five thousand (235,000) Ton-Hours per day.

(c)           Insurance. OTE shall obtain the insurance required to be procured and maintained by it pursuant to Exhibit D and provide to Baha Mar a certificate as proof of such insurance. Baha Mar shall provide to OTE a certificate confirming all insurance policies held by Baha Mar in relation to the Resort.

(d)           Governmental Authorizations. OTE shall obtain the BEST Commission approval of the Environmental Impact Statement. (OTE remains responsible for obtaining, in a timely manner, all Governmental Authorizations (including any and all import duty exemptions of equipment to be imported and incorporated into the OTE Conveyance System and ancillary facilities) that are necessary for OTE to design, develop, construct, operate, maintain and transfer the OTE Conveyance System, but these shall not be Conditions Precedent under this Article IV). Notwithstanding anything to the contrary in this Agreement, in the event of any Government delay or inaction with regard to the Governmental Authorizations, OTE shall have ninety (90) days to cure such inaction, after which Baha Mar shall have the right, at their sole discretion to terminate this Agreement under Section 13.01 or waive their choice to terminate under 4.06.

(e)           Financing: OTE shall provide, when available, but before the commencement of construction evidence, that it has financing commitments which are subject only to certain commercially reasonable conditions for the benefit of OTE’s Financing Parties (if any) to construct, operate and maintain the OTE Conveyance System in accordance with the provisions of this Agreement. OTE shall further cause its lender, concurrently with the execution of the loan documents for the financing of the OTE Conveyance System between OTE and its Lenders, to execute a Subordination and Non-Disturbance Agreement in favor of Baha Mar, in form and content identical to Schedule 2 attached hereto and incorporated herein by this reference.

(f)           EPC Contract: OTE to provide evidence reasonably satisfactory to the Parties that OTE has entered into the EPC Agreement, when executed.

(g)           Transfer of Intellectual Property. OTE shall procure from its parent company an irrevocable, assignable, royalty free non-exclusive license to all Intellectual Property and Technology in form and content identical to Schedule 3 attached hereto and incorporated herein by this reference, that is necessary for OTE and its successors and assignees and/or Baha Mar and its successors and assignees to own, operate, and maintain the OTE Conveyance System (“IP License”). Such IP License shall be for the life of the OTE Conveyance System including for the period beyond any termination of this Agreement and shall transfer with the OTE Conveyance System pursuant to Article X. OTE shall provide a copy of the executed license to Baha Mar.

(h)           Baha Mar License for Operations of the Central Plant and Property Rights Agreement. OTE and Baha Mar shall enter into and execute a License Agreement in the form of Exhibit I by which OTE shall assume operation and maintenance responsibilities for the Baha Mar Central Plant as well as providing OTE the necessary land rights (easements, right of ways) for construction and operations of the OTE Conveyance System.

(i)           OTE Construction Phase Performance Security. OTE shall furnish Baha Mar with construction phase performance security (the “OTE Construction Phase Performance Security”) in the form of a surety bond reasonably satisfactory to Baha Mar, to be issued by a bank or institution acceptable to Baha Mar. The OTE Construction Phase Performance Security shall be structured so that: (A) it assures that construction of the OTE Conveyance System shall be achieved in accordance with the terms of the EPC Agreement and this Agreement, including by paying for any additional or replacement contractor or contractors under the terms of the EPC Agreement; and (B) it fully guarantees OTE’s payment and performance obligations under Section 5.03.

4.02           Parties’ Duties Regarding Conditions Precedent. OTE shall use all reasonable endeavors to ensure the satisfaction of the conditions set out in Sections 4.01(b), (c), (d) (so far as it relates to OTE), (e), (f), (g) and (h) and Baha Mar shall use all reasonable endeavors to ensure the satisfaction of the conditions set out in Sections 4.01(a), (d) and (h) (so far as it relates to Baha Mar) in each case as soon as possible after the Execution Date but by no later than July 31, 2015.

4.03           Notice. The Party responsible for satisfaction of each condition in Section 4.01 (as applicable) shall give notice to the other Party of the satisfaction of the relevant conditions within two (2) Business Days of becoming aware of the same. In addition, each Party shall, on the date set forth in Section 4.02, provide written notice to the other Party whether or not it considers the conditions, set forth in Section 4.01, satisfied.

4.04           OTE Waiver. OTE may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Sections 4.01(a) and (d) (so far as it relates to Baha Mar) by notice in writing to Baha Mar.

4.05           Baha Mar Waiver. Baha Mar may at any time waive in whole or in part conditionally or unconditionally the conditions set out in Sections 4.01(b), (c), (d) (so far as it relates to OTE (e), (f), (g), (h) and (i) by notice in writing to OTE.

4.06           Termination if Conditions Precedent Unsatisfied. If the conditions in Section 4.01 are not satisfied or waived on or before July 31, 2015, Baha Mar or OTE (as applicable) may, in its sole discretion, terminate this Agreement and neither Baha Mar nor OTE shall have any Claim against the other under it, save for any Claim arising from breach of arty obligation contained in Section 4.02 or any other Claim which has accrued under this Agreement prior to such date of termination. Neither Baha Mar nor OTE may terminate this Agreement after satisfaction or waiver of the conditions in Section 4.01, except in accordance with this Agreement.

ARTICLE V

MILESTONES; DEMONSTRATION TESTING

5.01           OTE’s Construction Milestones. Attached to this Agreement and incorporated herein as Schedule 1 are the OTE Construction Milestones. OTE shall construct and complete the OTE Conveyance System in accordance with the OTE Construction Milestones and this Agreement, and shall cause the Commercial Operation Date to occur on or prior to the Target Commercial Operation Date.

5.02           Consultation Process. During the Term, a Representative or Representatives of OTE shall meet periodically with a Representative or Representatives of Baha Mar, at a place to be mutually agreed upon by OTE and Baha Mar (and failing agreement, at Baha Mar’s offices in Nassau) (“Consultation Meetings”). Consultation Meetings shall take place no less often than once each month, commencing thirty (30) days after the Execution Date; provided, however, that OTE and Baha Mar may mutually agree to meet on a more or less frequent basis. Until the Commercial Operation Date, the purpose of such meetings shall be to discuss the progress of construction of the OTE Conveyance System and the Baha Mar Conveyance System, and to attempt to resolve any problems related thereto.

5.03           Delay or Failure in Achieving Commercial Operation Date. If OTE fails to achieve Commercial Operation of the OTE Conveyance System by the Target Commercial Operation Date in accordance with this Agreement for any reason (including the occurrence of a Force Majeure Event), except to the extent OTE can demonstrate that such failure was caused by the default of Baha Mar or failure by Baha Mar to design and build the Baha Mar Conveyance System or Baha Mar Central Plant in accordance with this Agreement, and subject to the limits of liability set out in Article XV, OTE shall:

(a)           Provide Chilled Water on an ongoing basis until the Commercial Operation Date through the use of the Baha Mar Central Plant;

(b)           In the event that the construction of the OTE Conveyance System is abandoned by OTE or OTE’s EPC Contractor or suspended for a period of sixty (60) Business Days (or such earlier date that this Agreement is terminated in accordance with Article XIII) for any reason, be responsible for all clean up, remediation and decommissioning of the OTE Conveyance System, including all obligations relating thereto under Applicable Law and in accordance with Prudent Industry Practices; and

(c)           Fully indemnify and hold Baha Mar and Baha Mar’s Indemnitees harmless with respect to any cost or Claims arising as a result of or in relation to the matters referred to in Section 5.03(b) above.

5.04           Demonstration of Daily Maximum Capacity. During the Demonstration Test period OTE will provide Chilled Water at 9,800 tons per hour in accordance with Exhibits A-1 and B of this Agreement, successful completion of the test is dependent upon OTE’s ability to deliver 9,800 tons per hour and is in turn dependent upon Baha Mar’s ability to take the full 9,800 ton per hour at the time of the test. The following conditions apply:

(a)           If at the time of the test Baha Mar can take the full 9,800 tons per hour and OTE delivers 9,800 tons per hour, the test requirements will have been successfully met and the test is completed.

(b)           If Baha Mar is unable to take the full 9,800 tons per hour at the time of the test, the test period will be extended for a full 12 months in order for Baha Mar to have ample opportunity to reach the desired test conditions.

(c)           If OTE is unable to meet the 9,800 ton per hour level during either (a) or (b) above, OTE will identify and correct the Systems inability to achieve 9,800 tons per hour within 30 days.

ARTICLE VI

OPERATIONS AND MAINTENANCE

6.01           O&M Arrangements.

(a)           OTE shall be responsible for operating and maintaining the OTE Conveyance System so as to achieve OTE’s obligations under this Agreement, including, without limitation, to supply Chilled Water (“O&M Services”). Baha Mar acknowledges that OTE may subcontract the performance of the O&M Services to an Affiliate of OTE. Notwithstanding any such subcontracting arrangements, OTE acknowledges and agrees that it will maintain primary responsibility and liability for the O&M Services for the Term of this Agreement.

(b)           OTE shall be responsible for operating and maintaining the Baha Mar Central Plant to ensure the continuous supply of Chilled Water should: (i) the OTE Conveyance System be curtailed for maintenance whether planned or unplanned; (ii) during those periods of Peak Demand; or (iii) expansion of the Baha Mar Resort requires chilled water beyond the OTE Conveyance System Capacity. The Baha Mar Central Plant shall be maintained in ready to operate state at all times.

6.02           O&M Services.

(a)           Standard. The OTE Conveyance System shall at all times be operated and maintained in accordance with OTE’s engineering and design requirements as well as Prudent Industry Practices.

(b)           OTE shall license the Baha Mar Central Plant and operate and maintain the Baha Mar Central Plant in accordance with Prudent Industry Practices and Exhibit I attached.

(c)           On an annual basis, 30 days prior to the start of the calendar year OTE shall provide a maintenance schedule for both the OTE Conveyance System and Baha Mar Central Plant. Baha Mar shall review and approve or disapprove such maintenance schedule, using reasonable discretion. The maintenance schedule shall show the periods and durations of equipment to be removed from service to perform the required maintenance. Any disapproval shall be accompanied with reasonably specific grounds for disapproval. OTE shall have 3 days to revise the schedule in response to the disapproval.

(d)           OTE shall provide Chilled Water from the Baha Mar Central Plant during periods when the OTE Conveyance System is not providing Chilled Water in accordance with this Agreement, and shall repair or modify the OTE Conveyance System so that it is providing Chilled Water in accordance with this Agreement. OTE shall commence such efforts as soon as possible but in any event within one (1) hour after any portion of the OTE Conveyance System first fails to provide Chilled Water in accordance with this Agreement unless otherwise agreed to by Baha Mar.

(e)           OTE Operations Phase Performance Security. OTE shall furnish Baha Mar with operations phase performance security (the “OTE Operations Phase Performance Security”) in the form of a letter of credit (“LOC”) identical in form and content to Schedule 4 attached hereto and incorporated by this reference, to be issued by a bank or institution acceptable to Baha Mar, and shall name Baha Mar as beneficiary. The OTE Operations Phase Performance Security shall be capped at two million dollars ($2,000,000) per Claim and six million dollars ($6,000,000) in the aggregate. The LOC shall be posted not later than the Commercial Operation Date and shall be automatically renewable or extended for one year periods thereafter during the Term of this Agreement. Failure of OTE to maintain the LOC shall constitute a default under Section 13.01 of this Agreement.

6.03           Baha Mar’s Right to Review. Baha Mar shall have the right at all reasonable times, at its sole expense, to review the operation and maintenance of the OTE Conveyance System or Baha Mar Central Plant and the records and documents related thereto, to determine whether the OTE Conveyance System and Baha Mar Central Plant are being operated in accordance with the terms hereof and in accordance with Prudent Industry Practices. Baha Mar shall request OTE to perform, at OTE’s expense, verification, and testing of the OTE Conveyance System’s performance by an independent engineer on a regular basis but not less than annually following the Commercial Operation Date. For sake of clarity and avoidance of doubt, the obligation of OTE to test the OTE Conveyance System shall be subject to and in accordance with the Chilled Water requirements of Baha Mar. The OTE tested conditions shall be correlated to Peak Demand conditions using acceptable engineering correlations. The results of all such tests shall be promptly delivered to Baha Mar. Upon the failure of any test, OTE shall immediately remedy the failure and retest the OTE Conveyance System to assure compliance with the terms hereof and Prudent Industry Practices. The continued failure of the OTE Conveyance System to operate for more than 90 days shall constitute a default under this Agreement.

6.04           Baha Mar’s Responsibilities.

(a)           Generally. Baha Mar shall be responsible for the operation and maintenance of the Baha Mar Conveyance System. Baha Mar shall use all reasonable endeavors to ensure that Baha Mar’s operation of the Baha Mar Conveyance System does not materially adversely impact OTE’s ability to perform its obligations under the requirements of this Agreement.

(b)           No Interference. Baha Mar shall not interfere with or otherwise restrict, foul or contaminate in any way OTE’s plate and frame heat exchangers included in the OTE Conveyance System.

(c)           Insurance Certificate. Baha Mar shall from time to time upon the reasonable request of OTE provide an updated certificate confirming all insurance policies held by Baha Mar in relation to the Resort.

(d)           Agreement to Purchase. Baha Mar agrees to pay for all of the ton-hours of Chilled Water required and used annually by the OTE Conveyance System per the payment provisions of this Agreement.

6.05           Additional Responsibilities, Related Covenants, and Understandings.

(a)           Certain of OTE’s Responsibilities. Commencing on the Effective Date and continuing for as long as this Agreement remains in effect, OTE shall assume at its sole cost all operating and maintenance responsibility for all the equipment, systems, and facilities as described in this Agreement, Exhibits and the License, hereto (“OTE’s Equipment”) and, subject to the terms and conditions of this Agreement and the License, OTE shall have the exclusive (as to third parties but not Baha Mar) use, and control of the Baha Mar Central Plant. OTE’s responsibilities shall include without limitation responsibility for all major equipment overall, and replacements as well as routine maintenance. In addition, commencing on the Effective Date and continuing until the Commercial Operations Date OTE shall assume, at its sole cost, responsibility for the additional operations and maintenance responsibilities as described in this Agreement, Exhibits and the License hereto. OTE shall provide Baha Mar with thirty (30) days’ notice prior to the commencement of the Commercial Operations Date.

(b)           Certain of Baha Mar’s Responsibilities. Baha Mar shall remain responsible for and shall bear all associated costs for the operations, routine maintenance, overhaul and replacement of all equipment, systems, and facilities not otherwise operated by OTE under this Agreement, Exhibits, and the License.

(c)           Outages. The rights and obligations of OTE and Baha Mar with respect to forced and scheduled outages shall be governed by this Agreement, Exhibits, and the License.

(d)           Personnel. OTE agrees to use reasonable efforts to cause itself or its designated representatives to fill all its on-site personnel requirements by extending offers of employment to those Baha Mar operating personnel, if any, who are currently employed by Baha Mar and who, in the sole judgment of either OTE, or OTE’s designated representatives, are capable of performing the duties of OTE hereunder, but neither OTE nor its designated representatives shall be obligated to offer employment to all Baha Mar’s personnel. OTE’s personnel shall wear a distinctive uniform (supplied by OTE) and security control badge issued by Baha Mar. Further, OTE shall notify Baha Mar when OTE plans to have any third party personnel on-site.

(e)           Cooperation and Non-Interference. At all times during the Term of this Agreement, OTE and Baha Mar shall cooperate with each other, including coordination of their respective personnel, so as to ensure the smooth operation of this Agreement. At all times during the term of this Agreement Baha Mar and OTE shall maintain close contact and coordination through their designated representatives.

(f)           Electric Supply. Electric supply for the Baha Mar Central Plant shall be provided by the Baha Mar.

(g)           Work Stoppage by OTE’s Employees. In the event of a strike, lockout, or walkout by OTE’s employees, OTE shall use its best reasonable efforts to maintain continuous service using such alternative sources of labor as OTE may procure.

(h)           Permits and Licenses. Throughout the term of this Agreement, OTE shall secure and maintain, at its sole cost, all permits required for the operation, maintenance, and/or overhaul of the Baha Mar Central Energy Plant. Baha Mar shall cooperate with OTE by furnishing any information within Baha Mar’s possession that is needed to secure such permits and causing its appropriate representatives to execute and deliver any required applications or other documents as required by all currently applicable laws, rules, and regulations.

(i)           Responsibilities for Disposal of Waste Materials. OTE may use, without cost, Baha Mar’s existing refuse bins for the purpose of disposing of trash attributable to OTE’s ordinary day to day operations; however, OTE shall be responsible for and bear any costs associated with the disposal of any trash or waste materials attributable to OTE and associated with significant construction or modification projects, including the proper disposal of hazardous or controlled or regulated waste. Additionally, OTE shall use its best efforts to minimize the presence at Baha Mar’s facility regulated substances, such as HFC and CFC materials.

(j)           Tools/Test Equipment. As soon as practicable, Baha Mar shall prepare an inventory of all existing tools (including Baha Mar’s cost for storage) and test equipment currently owned by the Baha Mar for use in connection with the Baha Mar Central Plant. OTE will have the right to use such items, as is, where is, and at its own risk, from Baha Mar.

(k)           Outside Contractors. OTE agrees to provide Baha Mar with a weekly report each Friday showing all outside contractors, which OTE plans to use at Baha Mar’s Facilities during the following week.

(l)           Employee Parking. OTE’s Plant Operations Manager and its designated Lead Operator shall be permitted to use any designated parking space provided by Baha Mar in Baha Mar’s parking facilities.

ARTICLE VII

SUPPLY OF CHILLED WATER

7.01           Delivery Point. All deliveries of Chilled Water from OTE to Baha Mar shall take place at the Point of Delivery.

7.02           Delivery Quantity and Rate.

(a)           Maximum Daily Capacity. OTE Conveyance System shall be capable of delivering to Baha Mar, a maximum volume of ninety eight hundred (9,800) Tons per hour, or two hundred and thirty-five (235,000) Ton-Hours per day, of Chilled Water at or below 44 degrees (F) (“Maximum Daily Capacity”).

(b)           Delivery Quantity Obligation. Commencing on the Commercial Operation Date and continuing thereafter throughout the Term, OTE shall make available and deliver from the OTE Conveyance System, the Baha Mar Chilled Water requirements (“Delivery Quantity Obligation”). However, in no case will the OTE Conveyance System provide more than its Maximum Daily Capacity of the Baha Mar Chilled Water requirements.

(i)           During those periods when the Baha Mar Chilled Water requirements are equal to or less than of OTE Conveyance System Maximum Daily Capacity, the Delivery Quantity Obligation shall be provided by the OTE Conveyance System.

(ii)           In the event, the Baha Mar Chilled Water requirements exceed the OTE Conveyance System Maximum Daily Capacity, the Chilled Water requirements shall be provided by the OTE Conveyance System and the Baha Mar Central Plant.

(iii)           During those periods of OTE Conveyance System maintenance as defined in 6.02, the Baha Mar Chilled Water requirements shall be provided by the OTE Conveyance System, Baha Mar Central Plant, or a combination thereof.

(iv)           In the event that OTE fails to make available to Baha Mar the Delivery Quantity Obligation, on any day on or after the Commercial Operation Date, and is not excused from providing the Delivery Quantity Obligations under this Agreement, then OTE shall fully indemnify Baha Mar for the cost of sourcing, delivering, operating, and returning all Temporary Services that Baha Mar has obtained in order to meet its cooling requirements (or likely cooling requirements).

7.03           Delivery Performance Standards.

(a)           The OTE Conveyance System shall deliver Chilled Water to Baha Mar for a minimum of 8,497 hours per year “Minimum Hours.”

(b)           In January of each year, Baha Mar and OTE shall determine from the electronic data the operating hours the OTE Conveyance system delivered Chilled Water to the Baha Mar Conveyance System for the prior calendar year. If the OTE Conveyance System has not provided Chilled Water for 8,497 hours, OTE shall credit, in dollars, to Baha Mar for electricity used by the Baha Mar Central Plant and will include an operations and maintenance reimbursement to Baha Mar as follows:

(i)           8,497 minus the actual OTE Conveyance System operating hours times the annual average tons delivered to Baha Mar Conveyance System for the year in which the OTE Conveyance failed to operate the Minimum Hours times .72 kw/ton-hours times the annual average $ per kilowatts for the same year as determined from the Baha Mar electric bills.

(ii)           The credit shall be applied to the January OTE invoice to Baha Mar.

ARTICLE VIII

PRICE AND PAYMENT

8.01           Chilled Water Price.

(a)           Chilled Water Price. For each billing month commencing on the Commercial Operation Date, Baha Mar shall pay to OTE a Fixed Monthly Payment based on the calculation in Exhibit J, Table A-1. Exhibit J, Table A-1 provides for two adjustments prior to establishing the Fixed Monthly Payments commencing with the Commercial Operation Date. The adjustments are for the Guaranteed Maximum Price Savings of the OTE Conveyance system as shown in Exhibit K and the Interest Rate Cap savings as described below:

(i)           Baha Mar’s Guaranteed Maximum Price Savings. In accordance with Exhibit J Table A-1 Note 1 and Exhibit K, the Guaranteed Maximum Price and Baseline Cost are identified. In order to define the Guaranteed Maximum Price Savings, the following must be calculated; if the actual Baseline Cost is less than the estimated Baseline Cost including Baha Mar approved Change Orders, then the Monthly Fixed Price Payment shall be decreased to account for Baha Mar’s Guaranteed Maximum Price Savings, as provided below. This adjustment shall be calculated at the OTE Conveyance System Commercial Operation Date. The Guaranteed Maximum Price is based on OTE’s best estimate of the cost of the OTE Conveyance System, as set forth in Exhibit K, as of the Effective Date. Also shown on Exhibit K the Guaranteed Maximum Price, which is the Baseline Cost of Engineering, Procurement and Construction of the OTE Conveyance System. Provided that such cost reduction measures shall not impair OTE’s ability to meet its obligations hereunder, OTE shall use reasonable efforts to reduce the Baseline Costs of the OTE Conveyance System by, among other measures: utilizing innovative design and construction techniques, using its market expertise to buy down equipment cost, and managing the design and procurement phase of the work. Baha Mar shall be entitled to fifty percent (50%) of the amount by which the estimated baseline cost exceeds the final actual baseline cost, as described in Exhibit J Table A-1 Note 1 (“Determination of Guaranteed Mar Price Saving”). Baha Mar’s Guaranteed Maximum Price Savings shall be credited to reduce the Total Project Cost resulting in lower Fixed Monthly Payments set forth in 8.01(a)(i) above.

(ii)           Interest Rate Cap Adjustment. In accordance with Exhibit J Table A-1 Notes 2 and 3, if the actual interest rate obtained by OTE in the financing is less than 7.5%, Baha Mar shall realize the benefit of the lower interest rate by a reduced Fixed Monthly Payment as calculated in accordance with Exhibit J Table A-1. For the sake of clarity and avoidance of doubt, should the OTE final interest rate exceed 7.5% there shall be no adjustment for interest rate applied.

(b)           For each billing month commencing on the Commercial Operation Date, Baha Mar shall pay to OTE a monthly operations and maintenance payment based on the calculation in Exhibit J, Table A-2 (the “O&M Fee”).

(c)           For each billing month commencing on the Commercial Operation Date, Baha Mar shall pay to OTE a Chilled Water Monthly Usage Payment based on the calculation in Exhibit J, Table A-3.

8.02           Invoicing. For each month, and in any event no more than ten (10) days subsequent to the end of a service month, OTE shall deliver to Baha Mar an invoice setting forth: (a) the total Ton-Hours that OTE made available to Baha Mar from the OTE Conveyance System at the Interconnection Points during the preceding month; (b) the total Ton-Hours used by Baha Mar during the preceding month including any Additional Chilled Water; (c) the Chilled Water Price associated with such month as calculated pursuant to Section 8.01; and (d) the total amount due to OTE in U.S. Dollars (including adjustments for volumes in prior months, if any) (each, a “Monthly Statement”). In such Monthly Statement, OTE may designate certain items as being estimated due to unavailability of final underlying data, in which event adjustments to reflect the correct amounts, when such amounts are determined, shall be included in a subsequent Monthly Statement (including any credits due to Baha Mar). For the avoidance of doubt, the amount that Baha Mar is required to pay in respect of any month shall and without dispute are:

(a)           The Fixed Monthly Payment which such Fixed Monthly Payment will occur for 20 years from the date of the first Fixed Monthly Payment (see also Exhibit J Table A-1 Note 4); and

(b)           The O&M Fee.

8.03           Payment. In accordance with such instructions to Baha Mar as OTE may provide from time-to-time, payments by Baha Mar shall be made by wire transfer of immediately available funds into an account designated by OTE in New York. All payments shall be due net thirty (30) days of the date of the Monthly Statement.

8.04           Disputed Amounts. In the event a bona fide Dispute arises as to the amount payable pursuant to any Monthly Statement rendered hereunder, Baha Mar shall nevertheless pay the Fixed Monthly Payment and the Monthly Operations and Maintenance Payment. If Baha Mar does Dispute a Monthly Statement, then Baha Mar shall provide written notice to OTE indicating the disputed amount and the reason for such Dispute. OTE shall make reasonable efforts to resolve any Dispute regarding any Monthly Statement within sixty (60) days (inclusive of the thirty (30) days provided for payment pursuant to Section 8.03). If it is ultimately determined that Baha Mar owes the disputed amount, then immediately upon such determination Baha Mar shall pay OTE the remaining amount owed Baha Mar.

8.05           Interest. Without prejudice to any other remedy or remedies of OTE under this Agreement or by operation of Applicable Law, any amounts not paid when owed in accordance with this Article VIII shall incur interest at the Default Rate.

8.06           Taxes. OTE shall be responsible for the payment of all Taxes, on or with respect to Chilled Water, the OTE Conveyance System and/or the services provided by OTE under the terms of this Agreement and shall hold harmless and keep indemnified Baha Mar with respect to all such Taxes.

ARTICLE IX

TITLE AND RISK OF LOSS

9.01           The OTE Conveyance System.

(a)           Title. Unless otherwise specified to the contrary herein, the OTE Conveyance System, and all the fixtures, fittings, machinery, and equipment which have been supplied by OTE, wherever located on the Property or the Site, shall be owned, operated, and maintained by OTE, and except as otherwise expressly provided in this Agreement, and excluding a buyout or default event, at no time shall Baha Mar have any right, title, or interest in such facilities. OTE may, without notice to or assent by Baha Mar, execute and file or cause to be executed and filed any financing statement or other instrument necessary to establish, confirm, preserve, or perfect OTE’s ownership interest in such facilities (or that of third parties claiming through OTE). Notwithstanding the foregoing: (i) Baha Mar shall hold and retain title to the Property and the Resort; (ii) any buildings, fixtures, equipment, or other appurtenances that do not compose any portion of the OTE Conveyance System; and (iii) while Baha Mar agrees that it shall cooperate with OTE to minimize the risk of the creation of fixtures in connection with the OTE Conveyance System, OTE acknowledges that Baha Mar’s Financing Arrangements require that Baha Mar shall grant to China EXIM security over all real estate underlying the fixtures, the fixtures, and to the extent any fixtures are created in connection with the OTE Conveyance System, OTE agrees that such fixtures shall be made available to China EXIM for the purposes of the creation of such security.

(b)           Risk of Loss. Subject to any applicable indemnification rights under this Agreement, OTE shall bear the risk of Loss of and damage to the OTE Conveyance System.

9.02           Deep Ocean Water.

(a)           Title. Subject to Article XIX, Baha Mar and OTE shall share title to all Deep Ocean Water that is used to deliver Chilled Water to Baha Mar on a 50:50 basis.

(b)           Risk of Loss. OTE shall bear the risk of loss of Deep Ocean Water.

9.03           Chilled Water.

(a)           Title. Baha Mar shall have and retain title to all Chilled Water that is made available to it by OTE under this Agreement.

(b)           Risk of Loss. Baha Mar shall bear the risk of loss of Chilled Water within the Baha Mar Conveyance System.

ARTICLE X

TRANSFER OF OTE CONVEYANCE SYSTEM OWNERSHIP

10.01           Restriction on Transfer of the OTE Conveyance System. Except as permitted or required under this Article X, OTE and Ocean Thermal Energy Corporation nor any assignee or successor must not, without the prior written consent of Baha Mar, transfer the OTE Conveyance System (or any part of it) or permit a Transfer of Equity Participation.

(a)           Baha Mar’s Acquisition Option. At any time after the sixth (6th) anniversary of the Commercial Operation Date (“Acquisition Option Period”), Baha Mar may, in its sole discretion, provide written notice to OTE of Baha Mar’s intent to exercise its option to acquire the OTE Conveyance System (including for the avoidance of doubt all equipment, appliances, electrical piping, and any other utility hardware used for and in the connection of the OTE Conveyance System to the Baha Mar Central Plant) either by way of: (x) an asset transfer; or (y) a Transfer of Equity Participation (at Baha Mar’s sole discretion but in consultation with OTE). The Acquisition Price shall be determined in accordance with Exhibit E. Within sixty (60) days after the determination of the Acquisition Price: (i) Baha Mar shall confirm in writing to OTE whether it wishes to exercise its option to acquire the OTE Conveyance System and, if Baha Mar confirms that it does wish to exercise its option, it shall pay to OTE the Acquisition Price in cash to a bank account in New York as notified by OTE to Baha Mar (which price shall be inclusive of all applicable Taxes); and (ii) OTE shall (as the case may be) either transfer to Baha Mar all of OTE’s title and interest in the OTE Conveyance System or cause a Transfer of Equity Participation which results in Baha Mar or its nominee acquiring a one hundred percent (100%) legal and beneficial shareholding in OTE together with all rights attaching to such shares. Any transfer of the OTE Conveyance System or Transfer of Equity Participation under this Section 10.01 shall be completed in accordance with the Transfer Plan set out in Exhibit F.

10.02           Transfer of Equity Participation. OTE may not execute a Transfer of Equity Participation (other than a Transfer of Equity Participation in accordance with Section 10.01) at any time before the date which is on or after six (6) years after the Commercial Operation Date; provided, that:

(a)           OTE may consider any third party offer for the Transfer of Equity Participation that is: (i) a bone fide arm’s-length offer; (ii) solely for the third party offeror’s account; (iii) for cash only; (iv) in relation to not less than one hundred percent (100%) of the shareholding in OTE; (v) abject to the condition precedent that all necessary government consents, approvals, or authorizations are obtained; and (vi) by a third party offeror that in the reasonable opinion of Baha Mar has the requisite financial and technical capability to ensure that OTE is able to perform its obligations under this Agreement.

(b)           OTE has first notified Baha Mar that OTE has received an offer in accordance with Section 10.02(a); provided, that OTE’s issuance of such notice to Baha Mar shall provide Baha Mar with a right of first refusal to acquire OTE through a Transfer of Equity Participation for a price that is equal to the third party offeror’s price pursuant to Section 10.02(a), which right of first refusal shall extend for sixty (60) days after the date of OTE’s notice to Baha Mar pursuant to this Section 10.02(b). Baha Mar’s right of first refusal provided in this Section 10.02(b) shall be void if: (i) Baha Mar notifies OTE that Baha Mar declines to exercise such right; or (ii) the sixty (60) day period expires without Baha Mar notifying OTE of Baha Mar’s intent to exercise such right. In the event that neither the third party offeror or Baha Mar close a Transfer of Equity Participation transaction with OTE pursuant to this Section 10.02, then Baha Mar’s original acquisition option pursuant to Section 10.01 shall still be subject to expiry of the Acquisition Option Tolling Period.

10.03           Sell Down During Lock-up Period. A Transfer of Equity Participation which results in Ocean Thermal Energy Corporation holding not less than 51% of the shares in OTE may occur at any time before the date which is on or after six (6) years after the Commercial Operation Date provided that Baha Mar has provided its consent to the identity of the new shareholder(s) and its approval of the terms of the investment by them (such approval not to be unreasonably withheld).

10.04           Transfer Following Termination. In the event that this Agreement is terminated prior to the expiry of the Term in accordance with Article XIII, or Section 17.02, OTE shall (at Baha Mar’s option) promptly: (i) transfer the OTE Conveyance System to Baha Mar; or (ii) cause a Transfer of Equity Participation which results in Baha Mar or its nominee acquiring a hundred percent (100%) shareholding in OTE in accordance with the provisions of Section 10.01, upon payment by Baha Mar of the relevant Termination Payment (if any).

10.05           Transfer Process. Upon a transfer of the OTE Conveyance System or a Transfer of Equity Participation to Baha Mar, OTE shall ensure that Baha Mar receives all rights, title, and interest in the OTE Conveyance System and any related assets and rights to enable Baha Mar to continue to operate the OTE Conveyance System and provide the services to at least the same degree OTE is required to provide services to Baha Mar under this Agreement immediately prior to such transfer. Without limiting the foregoing OTE:

(a)           Shall transfer its ownership of, and all its rights and interest in, the OTE Conveyance System or shall procure a Transfer of Equity Participation, as the case may be, to Baha Mar, free and clear of all Liens; and

(b)           Ensure that any such transfer shall include the transfer of any Governmental Authorizations held in connection with the OTE Conveyance System, the IP License, and any other Intellectual Property or Technology used or owned by OTE for the purpose of the owning, operating, and maintaining the OTE Conveyance System, and any contractual rights with third parties (including any arrangements for O&M Services).

10.06           Conclusion of Term.

(a)           OTE’s Repower Option. At no later than six (6) months prior to the end of the Term, OTE shall enjoy a right of first offer, thereby permitting OTE to submit a bid for work necessary to redevelop, upgrade, and otherwise repower the OTE Conveyance System in order to extend its useful life and/or operational capabilities (“Repower Bid”). Baha Mar shall consider OTE’s Repower Bid in good faith, but is under no obligation to accept such bid; if such Repower Bid is not accepted within ten (10) days of offer, or if OTE elects not to submit a Repower Bid, Baha Mar may acquire the OTE Conveyance System or cause a Transfer of Equity Participation in accordance with Section 10.01.

(b)           OTE’s Removal Right or Abandonment. Should the Term expire and Baha Mar has provided notice it will not accept OTE’s Repower Bid or purchase the OTE Conveyance System or cause a Transfer of Equity Participation, then Baha Mar shall permit OTE all access to the Property useful and necessary for OTE to remove moveable elements of the OTE Conveyance System from the Site, which access rights shall extend not less than six (6) months from the date of expiration of this Agreement. For the avoidance of doubt, OTE shall be responsible for all clean up, Site rehabilitation, and decommissioning and removal of the OTE Conveyance System, including all obligations relating to clean up, Site rehabilitation, and decommissioning under Applicable Law and in accordance with Prudent Industry Practices. Care and Custody of the Baha Mar Central Plant shall return to Baha Mar and the License Agreement terminated.

ARTICLE XI

COVENANTS

11.01           Mutual Covenants.

(a)           Provision of Information. In connection with the construction of the OTE Conveyance System, each Party shall provide to the other Party, within a reasonable time after the request, all information reasonably requested by such Party and available to the other Party related to: (i) engineering, constructing, operating, and maintaining the OTE Conveyance System or the Baha Mar Conveyance System, as applicable; (ii) the physical configuration, related utilities, and projected requirements of the OTE Conveyance System or the Baha Mar Conveyance System; (iii) notification of any Hazardous Substances discovered on, under, adjacent to, or near the Property, including the Site; and (iv) all other information reasonably requested by such Party and needed for the performance of its obligations under this Agreement. Each Party shall provide the other Party with any updates to previously supplied information in the event information earlier provided changes in a manner material to the other Party’s performance of its obligations under this Agreement.

(b)           Communication. Each Party, through its duly appointed Representatives, shall communicate with the other Party on matters relating to the Agreement, and the development, construction, operation, and maintenance of the OTE Conveyance System and the Baha Mar Conveyance System.

(c)           Assistance and Cooperation between the Parties. OTE, upon the request of Baha Mar, shall use commercially reasonable efforts to assist with and support Baha Mar’s development of the Resort where such assistance relates to the OTE Conveyance System. Baha Mar, upon the request of OTE, shall use commercially reasonable efforts to assist with and support OTE’s development of the OTE Conveyance System, including using reasonable endeavors to assist OTE in identifying and securing the routing of any and all onshore pipelines to access seawater. Each Party shall cooperate in good faith with the other Party on all matters relating to the Agreement, and the development, construction, operation and maintenance of the OTE Conveyance System and the Baha Mar Conveyance System.

(d)           Contractors and Subcontractors. Each Party acknowledges and agrees that the other Party may retain contractors (and such contractors may retain subcontractors) to perform some or all of the obligations of such other Party under this Agreement. Should a Party retain a contractor to perform obligations set forth in this Agreement, such Party shall cause the contractor to perform such obligations in conformity with this Agreement and no such retention of contractors or subcontractors shall in any way excuse that Party from its obligations as principal under this Agreement. The Party retaining a contractor shall be and remain fully responsible to the other Party for the acts and omissions of such contractor and of Persons directly or indirectly employed by them, as it is for such Party’s employees. Should a Party retain a contractor, such Party shall, if required by Applicable Law, ensure that the contractor pays the prevailing wage rates to its employees, personnel, and/or any other Person performing work under such agreement.

(e)           Compliance with All Applicable Laws. The Parties shall: (i) comply with Applicable Laws and Governmental Authorizations in effect when performing their respective obligations under this Agreement; (ii) assure that their respective contractors and subcontractors perform their duties and obligations in accordance with and consistent with all Applicable Laws and Governmental Authorizations and the safety precautions described in Section 11.01(f); and (iii) cause their respective facilities to be capable of operation in accordance with all Applicable Laws and Governmental Authorizations. OTE shall at all times provide the services to be performed under this Agreement in accordance with Prudent Industry Practices.

(f)           Safety Precautions. In the performance of construction activities under this Agreement, each Party shall take all reasonable precautions for the safety of Persons and shall provide all reasonable protection to prevent damage to property of the other Party. Each Party shall comply with all applicable occupational safety and health laws and other Applicable Laws, and cause its contractors and subcontractors to do the same.

(g)           No Liens. Neither Party shall, directly or indirectly, incur, assume, or suffer to be created by it or its Representatives, laborers, materialmen, or other suppliers of goods or services, any Lien on the other Party’s real or personal property. Each Party shall promptly: (i) pay or discharge (and properly record any discharge), any such charge which, if unpaid, might be or become a Lien; (ii) notify the other Party of the assertion of a Lien that may or does involve such other Party’s property; and (iii) perform its indemnification obligations set forth in Section 16.01(a) or 16.02(a), as applicable. Should a Party have a Lien imposed upon its property due to the failure of the other Party to promptly pay laborers, materialmen, or other suppliers of goods or services, such Party shall have the right to pay or discharge such Lien, and upon the payment or discharge thereof, shall be entitled to recover from the other Party the amount thereof, together with all expenses incurred in connection with such payment and discharge (including, but not limited to, attorneys’ fees).

(h)           Archeological Discoveries. Should a Party discover archaeological, historical, or cultural resources that are protected by Applicable Law in the course of developing the OTE Conveyance System or the Baha Mar Conveyance System (as applicable), such Party shall promptly notify the other Party prior to proceeding with further development activities that may violate Applicable Law.

11.02           Covenants of OTE; Labor and Labor Relations. OTE shall be responsible for retaining suitable, qualified, and experienced personnel to design, engineer, procure, construct, erect, install, test, start-up, operate, maintain, supervise, and manage the operations of the OTE Conveyance System and Baha Mar Central Plant in accordance with Prudent Industry Practices. Whenever required by Applicable Law or Prudent Industry Practices, OTE agrees to employ or contract with licensed personnel to perform services relating to the OTE Conveyance System and Baha Mar Central Plant. OTE shall, in selecting and continuing employment of labor and contractors pursuant to Section 11.01(d), attempt to minimize conflict or interference with or between the various trades. OTE shall be responsible for all labor relations matters relating to the OTE Conveyance System and Baha Mar Central Plant and shall at all times use and cause its contractors to use their best efforts and judgment to adopt and implement policies and practices designed to avoid work stoppages, slowdowns, disputes, and strikes that may result in failure to achieve Commercial Operation by the Target Commercial Operation Date, downtime of the OTE Conveyance System, Baha Mar Central Plant, or reduced production of Chilled Water.

11.03           Covenants of Ocean Thermal Energy Corporation. Ocean Thermal Energy Corporation shall not, without the prior written consent of Baha Mar, directly or indirectly transfer or otherwise dispose of the OTE Conveyance System (or any part of it) or permit a Transfer of Equity Participation.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

12.01           Representations and Warranties of OTE. As of the Execution Date and the Effective Date, OTE represents and warrants to Baha Mar as follows:

(a)           Corporate Standing. OTE is a limited liability company duly registered, validly existing, and in good standing under the laws of the Commonwealth of The Bahamas, with the power to own its assets.

(b)           Due Authorization; Enforceability. OTE possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. OTE’s execution, delivery, and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes OTE’s legal, valid, and binding obligation, enforceable against OTE in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and other legal principles pertaining to creditors’ rights.

(c)           Governmental Authorizations. OTE is the holder of and is in compliance with all Governmental Authorizations required to permit it to enter into its obligations under this Agreement, and OTE shall become the holder of and shall comply with all Governmental Authorizations required to permit it to perform its obligations in accordance with this Agreement.

(d)           No Violation of Law: Litigation. As of the Execution Date, OTE is not in violation of any Applicable Law. None of the execution, delivery, or performance of this Agreement, the consummation or the transactions herein contemplated, or compliance with the terms and provisions hereof will result in the violation by OTE of any Applicable Law. There is no litigation, nor are there any proceedings by or before any arbitrators, courts, or other Governmental Authorities pending or, to its best knowledge, threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects, or business as a whole, or its ability to perform all of its obligations under this Agreement.

(e)           No Breach or Consent Required. None of the execution, delivery, or performance of this Agreement, the consummation of the transactions herein contemplated, or compliance with the terms and provisions hereof: (i) will conflict with or result in a breach of any agreement or instrument, including its constitutional documents, to which OTE is a party or by which it is bound or to which it or any of its assets are subject, or constitute a default under any such agreement or instrument; or (ii) require consent or approval of a third party or Governmental Authority.

(f)           Trade Restrictions. OTE is not aware of any Trade Restrictions that, individually or in the aggregate, would materially limit OTE’s ability to perform its obligations under this Agreement. OTE is further not aware of any planned Trade Restrictions that, individually or in the aggregate, would materially limit OTE’s ability to perform its obligations under this Agreement.

(g)           Insolvency. OTE has not taken any steps, and no steps have been taken for its winding-up, administration, or dissolution, or the appointment of any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, or similar officer of it or its assets, or any analogous step.

(h)           Fit for Purpose. The design, engineering, procurement, and construction (to the extent undertaken) of the OTE Conveyance System has been undertaken at a standard that is consistent with Applicable Law, in accordance with Prudent Industry Practices, fit for purpose and complete in every detail, and free of defects, deficiencies, errors, or omissions.

(i)           Rights Assignable to Baha Mar. Any effective or still current warranties given by OTE’s Contractor under the EPC Agreement shall transfer to Baha Mar or a third party with the transfer of the OTE Conveyance System under Article X. Without any further consent, the rights of OTE under the EPC Agreement are assignable to Baha Mar, its assigns, and/or Baha Mar’s Financing Parties and their respective successors and assigns upon Baha Mar’s written request following termination or expiration of this Agreement.

(j)           Information. All information in relation to OTE or as otherwise provided by OTE in relation to this Agreement, in each case as set out in this Agreement, is true accurate and without material omission.

(k)           Intellectual Property. OTE has all necessary Intellectual Property rights and licenses to build, own, and operate the OTE Conveyance System (including the IP License), to provide the Chilled Water, and to otherwise perform its obligations under this Agreement and any such use will not infringe the Intellectual Property rights of any third party. The Intellectual Property rights (including the IP License) are assignable to Baha Mar, without the need for further consent.

The representations given in this Section 12.01 shall be deemed repeated by OTE by reference to the facts and circumstances then existing on: (i) the Commercial Operation Date; and (ii) the date that ownership of the OTE Conveyance System is transferred to Baha Mar or Baha Mar acquires one hundred percent (100%) of the shares in OTE in accordance with Article X.

12.02           Representations and Warranties of Baha Mar. As of the Execution Date and the Effective Date, Baha Mar represents and warrants to OTE as follows:

(a)           Corporate Standing. Baha Mar is a Bahamian International Business Corporation duly registered, validly existing, and in good standing under the laws of The Bahamas. Baha Mar is duly qualified and is in good standing under the laws of each jurisdiction that its business, as currently being conducted, shall require it to be so qualified.

(b)           Due Authorization; Enforceability. Baha Mar possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein. Baha Mar’s execution, delivery, and performance of this Agreement have been duly authorized, and this Agreement has been duly executed and delivered and constitutes Baha Mar’s legal, valid, and binding obligation, enforceable against Baha Mar in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and other legal principles pertaining to creditor’s rights.

(c)           Governmental Authorizations. Baha Mar is the holder of and is in compliance with all Governmental Authorizations required to permit it to enter into its obligations under this Agreement, and Baha Mar is or shall become the holder of and shall comply with all Governmental Authorizations required to permit it to perform its obligations in accordance with this Agreement.

(d)           No Breach or Consent Required. None of the execution, delivery, or performance of this Agreement, the consummation of the transactions herein contemplated, or compliance with the terms and provisions hereof: (i) will conflict with or result in a breach of a material provision of any agreement or instrument to which Baha Mar is a party or by which it is bound or to which it or any of its assets are subject, or constitute a default under any such agreement or instrument; or (ii) require consent or approval of a third party or Governmental Authority.

(e)           Insolvency. Baha Mar has not taken any steps, and no steps have been taken, for its winding-up, administration, or dissolution, or the appointment of any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, or similar officer of it or its assets, or any analogous step.

(f)           Representations and Warranties of Ocean Thermal Energy Corporation. As of the Execution Date and the Effective Date, Ocean Thermal Energy Corporation represents and warrants to Baha Mar that it is sole legal and beneficial owner of all of the shares and other equity interest in OTE.

12.03           Waiver. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE XIII

DEFAULTS AND REMEDIES; TERMINATION

13.01           OTE Events of Default. OTE shall be in default of its obligations pursuant to this Agreement if: (i) unless excused due to a Force Majeure Event or actions or inactions of Baha Mar, OTE fails to provide Chilled Water in accordance with this Agreement; or (ii) OTE has breached any representation, warranty, or material covenant contained in this Agreement in any material respect, Baha Mar has notified OTE of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; provided, however, that OTE shall have a longer period to cure if: (x) such cure cannot reasonably be accomplished within such thirty (30) day period; (y) the events or circumstances that may lead to a default are reasonably capable of cure; and (z) OTE begins to cure the breach within such thirty (30) day period and thereafter diligently and in good faith continues to pursue the cure of the breach until cured (each, an “OTE Event of Default”). In addition, an OTE Event of Default exists where:

(a)           Representations. Any representation made by OTE herein is incorrect as of the date made and shall remain incorrect in any material respect at the time in question.

(b)           Insurance. OTE fails to maintain proper insurance as required pursuant to Exhibit D.

(c)           Compliance with Law. OTE violates Applicable Law in performing any part of this Agreement.

(d)           Fraud. OTE commits fraud in performing any part of this Agreement.

(e)           Insolvency. If, (i) Baha Mar, in good faith and in its sole discretion, reasonably exercised, determines that OTE is unable or is likely to become unable to timely perform its obligations under this Agreement or pay its debts generally as they become due; (ii) OTE admits its inability to, or is generally unable to, pay its debts as such debts become due; (iii) any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against property of OTE; (iv) there occurs a filing in respect of OTE or its corporate parent, whether voluntary or involuntary, of a petition or other request for a decree or order for relief under any applicable bankruptcy, insolvency, assignment for the benefit of creditors, or other similar law now or hereafter in effect, or there is a seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for any of its property or ordering the winding up or liquidation of its affairs; then the following shall apply in addition to of the remedies set forth in Section 13.02 below:

(1)           Baha Mar may take over the operation of the OTE Conveyance System, together with the Baha Mar Central Plant, and continue to make payments under this Agreement to the entity that is lawfully appointed in place of OTE;

(2)           Baha Mar may purchase the OTE Conveyance System at a price set forth in the schedule set forth at Exhibit H-1; and

(3)           In addition to its rights in Section 13.01(e)(l) and (2) above, Baha Mar shall have the further right at its option to terminate this Agreement on not less than two (2) days’ written notice to OTE upon the occurrence of any of the foregoing, provided that with regard to Sections 13.01(e)(i), (ii), and (iii) above, Baha Mar shall have first communicated to OTE the basis for its concerns and requested written assurances (the “RFA”) with regard to its concerns. If OTE’s response is not reasonably adequate to give Baha Mar comfort under the circumstances or if OTE fails to respond to the RFA within 2 business days or such shorter period as is set forth in the RFA (such shorter period being reasonable under the circumstances and also set forth in the RFA), then, in the event such two (2) day notice is given, this Agreement shall, at the option of Baha Mar, terminate upon the expiration of the two (2) day notice period, without any demand, notice or other action; and in addition:

(A)           Baha Mar shall have the automatic right, with notice thereafter, to take over operation of the OTE Conveyance System and pay only that portion of the Fixed Monthly Payment due to OTE’s lender. Baha Mar shall have the right to make such payments into an escrow account pending acknowledgment of Baha Mar’s rights by such lender or to pay such lender directly.

(b)           Baha Mar may purchase the OTE Conveyance System at a price equal to the then-outstanding principal balance owed to OTE’s lender, payable directly to such lender.

(4)           For the avoidance of doubt, in addition to its rights under 13.01(e)(1), (2), and (3) above, Baha Mar shall have a separate and independent automatic right, with notice thereafter, to terminate the License to the Baha Mar Central Plant and take over operation of the Baha Mar Central Plant and Conveyance System, including any and all assets owned by Baha Mar and licensed to OTE, and pay only that portion of the amount set forth in Exhibit H-2 due to OTE’s lender. Baha Mar shall have the right to make such payments into an escrow account pending acknowledgment of Baha Mar’s rights by such lender or to pay such lender directly.

(A)           OTE shall cooperate fully with Baha Mar on all matters related to transfer of title and transfer of the intellectual property necessary to operate the OTE Conveyance System.

(B)           Baha Mar shall have the right to withhold any payments to OTE’s lender under this Section 13.01(e) until such lender cooperates fully with Baha Mar on all matters related to transfer of title and transfer of the intellectual property necessary to operate the OTE Conveyance System.

(f)           OTE breaches any of its obligations under Article X.

(g)           OTE fails to achieve any OTE Construction Milestone upon the date provided in Schedule 1 and such OTE Construction Milestone has not been achieved within thirty (30) days of such date, provided that no termination right will arise to the extent that: (a) OTE is providing Temporary Services to Baha Mar in accordance with the terms of this Agreement; or (b) OTE and OTE’s Contractor are diligently and in good faith seeking to achieve the relevant milestone.

(h)           OTE abandons the construction of the OTE Conveyance System.

(i)           Any breach, termination, expiry, or repudiation of the OTE Operations Phase Performance Security.

13.02           Baha Mar Remedies for OTE Events of Default. Upon an OTE Event of Default, Baha Mar shall have the following remedies:

(a)           Damages. Baha Mar shall be entitled to recover damages from OTE for such OTE Event of Default, which damages shall be subject to the limitation of liability set forth in Article XV.

(b)           Insurance. Upon the occurrence of any OTE Event of Default described in Section 13.01(b), Baha Mar shall: (i) have the right to obtain, on OTE’s behalf, the insurance required to be obtained and maintained by OTE pursuant to Exhibit D; and (ii) to recover from OTE on an indemnity basis all costs and expenses incurred by Baha Mar in connection therewith (including, without limitation, any insurance premiums paid by Baha Mar on OTE’s behalf).

(c)           Termination. Baha Mar may terminate this Agreement and undertake any remedy available to it in law or equity, subject to the limitation of liability set forth in Article XV. In the event that Baha Mar terminates this Agreement, the relevant provisions of Section 13.05 shall apply.

(d)           Purchase of System. In the event that notice to terminate this Agreement is given pursuant to Section 13.01, Baha Mar shall have the right to acquire the OTE Conveyance System upon the termination of the notice period at the acquisition price as determined in accordance with either Exhibit H-1 with regard to the OTE Conveyance System or Exhibit H-2 with regard to the Baha Mar Central Chilled Water Plant. Effective as of the date as set forth in such notice, OTE hereby conveys, assigns, transfers, and delivers to Baha Mar or its designee all of OTE’s rights, title, and interests in and to the OTE Conveyance System assets. The conveyance, assignment, and transfer shall occur as of the date set forth in the notice and shall be accomplished and effectuated immediately and automatically by this Agreement, without any further agreements, documents, or instruments between the parties other than those expressly required by this Agreement. Except as otherwise expressly provided in the notice, Baha Mar shall not assume, and hereby disclaims, any obligations or liabilities of OTE, regardless of whether such obligations or liabilities are disclosed or undisclosed, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, legal or equitable, or secured or unsecured. In the event that the OTE Conveyance System is subject to any liens, encumbrances, or interests or disputes, the acquisition price shall be paid into escrow to the extent necessary or desirable in Baha Mar’s judgment.

13.03           Baha Mar Events of Default. Baha Mar shall be in default of its obligations pursuant to this Agreement if:

(a)           Payment. Baha Mar (i) fails to meet any payment obligation to OTE under this Agreement; (ii) it has not cured such failure within thirty (30) days of receiving notice from OTE regarding such failure; and (iii) it is not disputing such obligation or failure to pay in good faith in accordance with this Agreement.

(b)           Insolvency. (i) Baha Mar admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; (ii) Baha Mar commences a voluntary case under the Bankruptcy Code; (iii) Baha Mar commences any receivership proceeding or any similar proceeding, or any receiver, trustee, or similar Person or entity shall be appointed for Baha Mar or its property; (iv) any involuntary proceeding under the Bankruptcy Code is commenced against Baha Mar, a receiver, trustee, or any similar Person or entity has been appointed for Baha Mar or its assets and: (x) Baha Mar consents to any such proceeding or appointment, or (y) such proceeding is not dismissed within sixty (60) days, provided Baha Mar is contesting such proceeding by appropriate means and in good faith; or (v) Baha Mar makes a general assignment for the benefit of creditors.

13.04           OTE Remedies for Baha Mar Event of Default. Upon a Baha Mar Event of Default, OTE shall have the following remedies:

(a)           Damages. OTE shall be entitled to recover damages from Baha Mar for such Baha Mar Event of Default, which damages shall be finally awarded to OTE by the mediator or a court of competent jurisdiction pursuant to the Dispute resolution provisions set forth in Article XVIII, subject to the limitation of liability set forth in Article XV.

(b)           Termination. OTE may terminate this Agreement and undertake any remedy available to it in law or equity, subject to the limitation of liability set forth in Article XV.

13.05           Termination.

(a)           By Consent. This Agreement may be validly terminated and the transactions contemplated hereby may be abandoned at any time by mutual written agreement of OTE and Baha Mar.

(b)           Termination Following Exercise of Baha Mar’s Acquisition Option. Baha Mar may terminate this Agreement following the exercise by Baha Mar of its option to acquire the OTE Conveyance System or a Transfer of Equity Participation resulting in the transfer of one hundred percent (100%) of the shares in OTE pursuant to Article X.

(c)           Effects of Termination, Generally.

(i)           Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(ii)           Upon the termination of this Agreement for any reason, each Party, at its own cost, shall promptly return to the other Party any and all documents constituting Confidential Information received from the other Party, or at its option, shall destroy such documents and materials and certify in a writing signed by its chief executive that all such Confidential Information has been destroyed, provided that nothing in this provision shall require Baha Mar to return any Confidential Information necessary to operate and maintain the OTE Conveyance System in the event that Baha Mar has acquired the OTE Conveyance System or the shares in OTE in accordance with Article X or Sections 13.01 or 13.02.

(iii)           Upon a termination of the Agreement for an uncured event of default by Baha Mar, OTE shall be permitted all access to the Property useful or necessary for it to remove the OTE Conveyance System from the Site, which access rights shall extend for six (6) months from the date of termination.

(d)           Termination Payment.

(i)           In the event that this Agreement is: (x) terminated due to an uncured Baha Mar Event of Default; or (y) unilaterally terminated by Baha Mar, Baha Mar shall pay to OTE a Termination Payment (within twenty (20) Business Days of such termination) that is equal to the Acquisition Price as calculated in accordance with Exhibit E.

(ii)           In the event that this Agreement is terminated pursuant to Section 13.02(c), Baha Mar shall have the right, but not the obligation, to acquire the OTE Conveyance System or all of the shares in OTE in accordance with Article X, provided that the amount required to be paid by Baha Mar shall be the lesser of: (x) the principal amount outstanding under OTE’s financing arrangements with its Financing Parties; or (y) an amount equal to the Acquisition Price as calculated in accordance with Exhibit E.

(iii)           In the event that this Agreement is terminated due to a Force Majeure Event that extends for a continuous twelve (12) month period or longer, then this Agreement may terminate pursuant to Section 17.02 and neither Party shall owe the other Party anything in the way a Termination Payment except as provided for in Section 17.02.

ARTICLE XIV

CONFIDENTIALITY

14.01           Confidential Information.

(a)           Restricted Use and Nondisclosure. A Party receiving Confidential Information shall: (i) treat such Confidential Information as confidential and use reasonable care not to divulge such information to another Person (except for Financing Parties, counsel and other consultants acting at the request of the receiving Party in connection with the OTE Conveyance System or this Agreement, and provided that such Persons (including Affiliates) are under an obligation of confidentiality or have executed a written agreement agreeing to be bound by the provisions of this Section), such care to be commensurate, at a minimum, with the care exercised by each of OTE and Baha Mar for protection of its confidential information of a similar nature to the Confidential Information; (ii) restrict access to Confidential Information to personnel who reasonably require such information in connection with this Agreement; (iii) not make any copies of the other Party’s Confidential Information unless approved in writing by the other Party, and if approval is given, reproduce the other Party’s proprietary rights notices on any approved copies; and (iv) restrict the use of such Confidential Information to matters related to the performance of this Agreement.

(b)           No License; Limited Rights. Except as expressly provided elsewhere herein, nothing in this Agreement is intended to or shall be construed as granting to any Party any license or right to either Party under any patent, copyright, or other intellectual property right of the other Party (including, in the case of OTE, any right to the Intellectual Property), nor shall this Agreement impair the right of any Party to contest the scope, validity, or alleged infringement of any patent or copyright. This Agreement shall not grant any Party any rights in or to the Confidential Information of the other Party, except as expressly set forth in this Agreement.

(c)           Return or Destruction of Confidential Information. At any time upon written request by the disclosing Party, the other Party shall promptly return to the disclosing Party all its Confidential Information, including all copies thereof; provided, however, that the other Party shall be entitled to keep one (1) copy of such Confidential Information for its legal records. The return of Confidential Information to the disclosing Party or the retention of a copy of Confidential Information for legal records shall not release a Party from its obligations hereunder with respect to such Confidential Information.

(d)           Injunctive Relief. Each Party agrees that the other Party shall be entitled to injunctive relief in the event of any breach or anticipated breach of this Section 14.01, without proof of any actual or special damages.

14.02           Publicity and Announcements. OTE and Baha Mar shall coordinate with each other with respect to, and provide advance copies to the other for review of, the text of any proposed disclosure, announcement, or publication that includes any nonpublic information concerning the OTE Conveyance System or the Agreement prior to the dissemination thereof to the public or to any Person other than employees, Representatives, agents, advisors, contractors, or subcontractors of any tier, and in each case, who agree to keep such information confidential. Notwithstanding the foregoing, each Party may disclose the existence and basic elements of the relationship described in this Agreement to potential investors in their respective companies or projects.

ARTICLE XV

LIMITATION OF LIABILITY

15.01           Limitation on Remedies. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED, EXCEPT AS OTHERWISE PROVIDED HEREIN.

15.02           Disclaimer of Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS, OR BUSINESS INTERRUPTION DAMAGES, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING, AND REGARDLESS OF WHETHER AVAILABLE IN TORT (INCLUDING NEGLIGENCE) OR CONTRACT OR BY STATUTE. THESE LIMITATIONS SHALL APPLY EVEN IF IT CAUSES A REMEDY IN THIS AGREEMENT TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

15.03           General Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ITS IMPLEMENTATION EXCEED TWENTY-FIVE MILLION U.S. DOLLARS ($25,000,000); PROVIDED, HOWEVER, THAT THE PRECEDING LIMITATION OF LIABILITY SHALL NOT APPLY TO: (a) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE XVI: (b) LIABILITY RESULTING FROM THE ACTS OR OMISSIONS OF EITHER PARTY WHICH LIABILITY SUCH PARTY HAS INSURED AGAINST (OR IS REQUIRED TO INSURE AGAINST) IN AMOUNTS WHICH EXCEED THE LIMITATION OF LIABILITY SET FORTH HEREIN (PROVIDED THAT A PARTY’S LIABILITY FOR SUCH ACTS OR OMISSIONS SHALL BE LIMITED TO THE INSURED LIMITS); OR (c) ANY LIABILITY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY.

ARTICLE XVI

INDEMNIFICATION

16.01           Indemnification by OTE.

(a)           General. OTE, on behalf of itself, its Affiliates, successors, assigns, officers and directors, employees, and agents, agrees to indemnify, defend, and hold harmless Baha Mar Indemnitees, from and against any and all: (i) demands, Liens, or other encumbrances on Baha Mar, the Resort, or any other real or personal property of Baha Mar related to co-located operations contemplated by this Agreement; or (ii) Claims or Losses resulting from: (A) any breach of any representation or warranty made by OTE under this Agreement; (B) the bodily injury (including death) or property damage of third parties to the extent caused by the negligence or willful misconduct of, or violation of Applicable Law by, an OTE Responsible Party; or (C) the violation of Applicable Law pursuant to Section 11.01(c); provided, that OTE’s contractual indemnification obligations under this Section 16.01(a) shall not extend to Claims by any of Baha Mar’s employees, agents, contractors, subcontractors, or Representatives, or the employees, agents, or representatives of any of them. This indemnification obligation shall apply regardless of the amount of insurance coverage held by OTE, including any insurance coverage under any worker’s compensation act, disability act, or other act or Applicable Law which would limit the amount or type of damages, compensation, or benefits payable by or for OTE, and shall not be limited by any insurance carried or provided by OTE in accordance with this Agreement or otherwise.

16.02           Indemnification by Baha Mar.

(a)           General. Baha Mar, on behalf of itself, its Affiliates, successors, assigns, officers and directors, employees, and agents, agrees to indemnify, defend, and hold harmless OTE Indemnitees, from and against any and all: (i) demands, Liens, or other encumbrances on OTE, the OTE Conveyance System, or any other real or personal property of OTE related to co-located operations contemplated by this Agreement; or (ii) Claims or Losses resulting from: (A) any breach of any representation or warranty made by Baha Mar under this Agreement; (B) the bodily injury (including death) or property damage of third parties to the extent caused by the negligence or willful misconduct of, or violation of Applicable Law by a Baha Mar Responsible Party; or (C) the violation of Applicable Law pursuant to Section 11.01(c); provided, that Baha Mar’s contractual indemnification obligations under this Section 16.02(a) shall not extend to Claims by any of OTE’s employees, agents, contractors, subcontractors, or Representatives, or the employees, agents, or representatives of any of them. This indemnification obligation shall apply regardless of the amount of insurance coverage held by Baha Mar, including any insurance coverage under any worker’s compensation act, disability act, or other act or Applicable Law which would limit the amount or type of damages, compensation, or benefits payable by or for Baha Mar, and shall not be limited by any insurance carried or provided by Baha Mar in accordance with this Agreement or otherwise.

(b)           Environmental.

(i)           Baha Mar, on behalf of itself and each and every Baha Mar Indemnitee, as applicable, shall indemnify, defend, and hold harmless OTE Indemnitees with respect to Known Environmental Conditions and any Other Pre-Existing Environmental Conditions, in each case to the extent not arising as a result of any act or omission of OTE, an OTE Indemnitee, or any other OTE Responsible Party.

(ii)           Under no circumstance shall OTE Indemnitees be liable for any Hazardous Substance present at any time on or about the Site, or the soil, air, improvements, groundwater, or surface water thereof (whether naturally-existing or artificial), or the violation of any Applicable Laws relating to any such Hazardous Substance, except to the extent that any of the foregoing results from: (i) a Release by OTE or an OTE Responsible Party of one or more Hazardous Substances; or (ii) any other action or omission by OTE or an OTE Responsible Party. OTE shall be liable, shall hold harmless and shall indemnify Baha Mar in relation to, any Loss, liability, or expense arising from or in connection with any Hazardous Substance present at any time on or about the Site, or the soil, air, improvements, groundwater, or surface water thereof (whether naturally-existing or artificial), or the violation of any Applicable Laws relating to any such Hazardous Substance which results from: (i) a Release by OTE or an OTE Responsible Party of one or more Hazardous Substances; or (ii) any other action or omission by OTE or an OTE Responsible Party.

(iii)           The aggregate liability of each Party under this Section 16.02 shall not exceed two million U.S. Dollars ($2,000,000).

(iv)           Notwithstanding any provision of this Agreement to the contrary, the obligations of this Section 16.02(b) shall survive any suspension, cancellation, termination, or fulfillment of the Term of this Agreement and continue in full force and effect until the later of the date that: (1) any necessary Remedial Activities have been completed to the satisfaction of any Governmental Authority with jurisdiction, as evidenced by a closure letter or similar document issued by such Governmental Authority stating that all remediation is complete; and (2) any statute of limitations provided in any Applicable Law shall have run.

16.03           Reciprocal Intellectual Property Indemnification. Each Party shall indemnify, defend, and hold the other Party and such Party’s Indemnitees harmless from and against any and all Claims arising from the unauthorized use, disclosure, infringement, or misappropriation of any intellectual property right arising from: (i) either Party’s performance (including that of either Party’s subcontractors, suppliers, or Affiliates) under this Agreement; (ii) the use or ownership of any deliverable or Technology; (iii) any license granted pursuant to this Agreement; or (iv) the engineering, design, construction, use, operation, maintenance, or ownership of the OTE Conveyance System or any portion thereof.

16.04           Notice; Procedure. If any Claim is brought against a Party entitled to indemnification under this Agreement (“Indemnified Party”), then the other Party (“Indemnifying Party”) shall be entitled to participate in, and, unless in the opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such Claim, assume the defense of such Claim, with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of the Indemnified Party, or if a conflict precludes counsel for the Indemnifying Party from providing the defense, then the Indemnifying Party shall reimburse the Indemnified Party on a monthly-basis for the Indemnified Party’s defense through separate counsel of the Indemnified Party’s choice. Even if the Indemnifying Party assumes the defense of the Indemnified Party with acceptable counsel, the Indemnified Party, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnifying Party of any of its other obligations hereunder.

16.05           Comparative Fault. For purposes of indemnification pursuant to Section 16.01(a) or 16.02(a), it is the intent of the Parties that where, as between the Parties, negligence is determined to have been joint or contributory, principles of comparative negligence will be followed and each Party shall bear the proportionate share of liability attributable to that Party’s negligence.

ARTICLE XVII

FORCE MAJEURE

17.01           Generally. No Party shall be liable for, nor be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement, except, subject to Section 7.03, the obligation to pay money, if and to the extent that such failure of, or delay in, performance is due to a Force Majeure Event; provided, that: (i) the affected Party provides timely notice of any event or circumstance that it believes is or might become a Force Majeure Event but in no event later than five (5) days following actual knowledge of such condition; and (ii) the affected Party shall use reasonable efforts to remove or mitigate the effects of any Force Majeure Event. The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event, taking into account the circumstances which existed prior to the occurrence of the Force Majeure Event. No obligations of the affected Party which arose before the occurrence of the Force Majeure Event shall be excused as a result of the occurrence. When the affected Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party notice to that effect and shall promptly resume performance hereunder. In the event that the Parties are unable in good faith to agree that a Force Majeure Event has occurred, the Parties shall submit the Dispute for resolution pursuant to Article XVIII and the Party claiming excuse based on the occurrence of a Force Majeure Event shall have the burden of proof as to whether such Force Majeure Event has occurred, was not a result of such Party’s fault or negligence, and could not have been avoided by due diligence and the use of reasonable effort.

17.02           Termination. In the event that a Force Majeure Event occurs for a continuous period of six (6) months or longer, either Party may terminate this Agreement, subject to Article XIII, by providing written notice to the other Party, and neither Party shall have further liability to the other; provided, however, that all rights and obligations which accrued to either Party prior to the beginning of the Force Majeure Event shall survive termination of this Agreement.

17.03           Payment Obligations. Baha Mar shall, subject to Section 7.03, be relieved of its obligations to pay the Monthly Minimum Payment Amount in the event of the occurrence or continuance of a Force Majeure Event which affects the OTE Conveyance System.

ARTICLE XVIII

GOVERNING LAW AND DISPUTE RESOLUTION

18.01           Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, U.S.A., without giving effect to its conflict of law principles.

18.02           Conciliation. In the event of any Dispute related to this Agreement, either Party may give notice to the other Party pursuant to Section 20.13 invoking the provisions and process set forth in this Article XVIII. The notice shall contain the name of the sending Party’s Representative that it nominates and authorizes to attempt resolution of the Dispute. Within five (5) Business Days after receiving the notice, the receiving Party shall nominate its Representative that it authorizes to attempt resolution of the Dispute and shall notify the sending Party of such nomination. The Representatives nominated by each Party shall meet at a mutually agreed time and place to attempt in good faith to resolve such Dispute not later than fifteen (15) Business Days after the date upon which the initial notice of a Dispute is deemed received by the other Party according to Section 20.13.

18.03           Mediation. If resolution of a Dispute is not obtained within thirty (30) days after the initial notice of the Dispute was delivered pursuant to Section 18.02, either Party may then, by notice to the other, submit the Dispute to mediation by an independent, third-party mediator licensed in the practice of law and with no less than five (5) years of demonstrated experience in the district heating and cooling industry. Mediation shall be nonbinding and shall be administered by the AAA under its Commercial Mediation Rules. The mediator shall be bound by the limitations set forth in Sections 15.01 and 15.02. Each Party shall bear its own costs (including attorneys’ fees), and the mediator’s costs shall be borne equally by the Parties unless the mediator determines that it would be manifestly unfair to honor this agreement of the Parties and determines a different allocation of costs, fees, and expenses. Any meetings involving the mediator pursuant to this Section 18.03 shall be held in-person in New York, New York, U.S.A.

18.04           Litigation. If the Dispute has not been resolved within sixty (60) days after the date of the notice requesting mediation is given pursuant to Section 18.03, or prior to such time if a Party consistently fails to or refuses to participate in mediation, a Party may commence litigation. EACH OF THE PARTIES HEREBY AGREES THAT ANY JUDICIAL PROCESS SHALL BE INSTITUTED IN THE STATE OR FEDERAL COURTS SITTING IN NEW YORK, NEW YORK, U.S.A. AND IN NO OTHER FORUM, AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO AND ACCEPTS GENERALLY AND UNCONDITIONALLY SUCH JURISDICTION AND IRREVOCABLY WAIVES ANY OBJECTIONS, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS OR LACK OF PERSONAL JURISDICTION, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE COURTS. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY DELIVERY OF COPIES OF SUCH PROCESS BY COMMERCIAL COURIER TO IT AT ITS ADDRESS SPECIFIED IN SECTION 20.13 OR IN ANY OTHER MANNER PERMITTED BY LAW.

18.05           Waiver of Right to Jury Trial. OTE AND BAHA MAR EACH, AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION RELATED TO THIS AGREEMENT.

18.06           Continuing Obligations. Pending final resolution of any Dispute, the Parties shall continue to fulfill their obligations hereunder that are not the subject of the Dispute.

18.07           Tolling. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Sections 18.02 and 18.03 are pending. The Parties shall take such action, if any, required to effectuate such tolling.

18.08           Confidentiality. The Parties agree that any Dispute and any negotiations or mediation proceedings between the Parties in relation to any Dispute shall be confidential and shall not be disclosed to any third party. The Parties further agree that any information, documentation, or materials produced for the purposes of, or used in, negotiations or mediation of any Dispute shall be confidential and shall not be disclosed to any third party; provided, however, such information may be disclosed: (i) in order to enforce the provisions of this Agreement, including, without limitation, the obligation to first comply with the procedures set forth in Sections 18.01 and 18.02 prior to litigation; (ii) to the auditors, legal advisers, insurers, and affiliates of that Party whom are subject to the confidentiality provisions of this Agreement or another professional obligation of confidentiality; (iii) where that Party is under a legal or regulatory obligation to make such disclosure; or (iv) with the prior written consent of the other Party. In the event of any disclosure pursuant to the foregoing sentence, such disclosure shall be as limited as reasonably possible in order to satisfy the disclosing Party’s obligations or effectuate its rights. The Parties shall ensure that any mediator appointed to act pursuant to Section 18.02 agrees in writing to be bound by this Section 18.08.

18.09           Injunctive Relief. Any Party may seek injunctive relief at any time without first following the procedures set forth in Sections 18.02 and 18.03.

ARTICLE XIX

ADDITIONAL SERVICES/BUSINESSES

19.01           Use of OTE Conveyance System. OTE shall not use the OTE Conveyance System for any other purpose than providing the Chilled Water to Baha Mar as contemplated under this Agreement, without the prior written consent of Baha Mar, except the OTE Conveyance System may be used to produce potable water as determined by separate agreement between the Parties.

19.02           Cooperation. The Parties agree to cooperate to discuss opportunities to jointly develop additional services to Baha Mar and/or revenue streams from the OTE Conveyance System, including the provision of Chilled Water to third parties, bottled water and reverse osmosis applications. Any development of such opportunities shall be by separate agreement between the Parties and shall be conducted so as not to interfere in any way with the provision of Chilled Water by OTE to Baha Mar in accordance with the terms of this Agreement.

ARTICLE XX

MISCELLANEOUS

20.01           Foreign Corrupt Practices Act. To the extent applicable, each of OTE and Baha Mar shall at all times comply with the U.S. Foreign Corrupt Practices Act of 1977, Pub. L. No. 95-213, §§ 101-104 (15 U.S.C. §§ 78dd-1 et seq.) and the Prevention of Bribery Act (The Bahamas).

20.02           Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes any prior expressions of intent, understandings, or proposals with respect to this transaction.

20.03           Nature of Agreement; Status of the Parties. This Agreement is not a financing arrangement or a disguised financing arrangement, and it is the express intent of the Parties that this Agreement not be a financing arrangement or a disguised financing arrangement. The Parties are independent contractors under this Agreement. Nothing contained in this Agreement (or any other agreement between the Parties) is intended implicitly, or shall be construed, to establish a joint venture, partnership or other fiduciary relationship between OTE and Baha Mar. It is the express intent of the Parties that they not be partners, joint-venturers, or co-venturers with one another or with any other party, or agents for one another or for any other party, with regard to any activities contemplated by this Agreement or otherwise. Unless specifically authorized in this Agreement (or later agreements between the Parties), no Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement, or undertaking with any other Person.

20.04           Insurance. OTE shall acquire and maintain the various insurance policies listed in Exhibit D. OTE shall in a timely manner file all Claims against the policies of insurance obtained and maintained under this Section 20.04 and shall take all necessary steps to collect any proceeds of the Claims. To the extent that OTE receives insurance proceeds that relate to loss of or physical damage to its respective Conveyance System, it shall apply such proceeds to promptly reinstate or repair such Conveyance System, unless the Parties agree that it is neither commercially nor economically feasible to repair or rebuild such Conveyance System and agree an appropriate allocation of the proceeds as between them.

20.05           No Implied Licenses. Only licenses and rights granted expressly herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel, or otherwise.

20.06           Allocation of Costs. Except as expressly provided in this Agreement, OTE and Baha Mar shall each bear its respective costs and expenses, including attorneys’ fees, incurred by it in the respect of the transaction, whether or not the transaction is consummated. For the avoidance of doubt, neither Party may claim any amount from the other in relation to any costs incurred prior to the Execution Date.

20.07           Amendments. Any amendment or waiver of any provision of this Agreement shall only be effective if made in writing and signed by the Parties.

20.08           Delay or Omission. The failure or delay of a Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power, or remedy. Each and every right, power, and remedy granted hereunder or by law shall be cumulative and may be exercised in part or in whole from time to time.

20.09           Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal, or unenforceable in any respect under any Applicable Law, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20.10           Survival. Article I, Article XIV, Article XV, Article XVI, Article XVIII, and Section 5.03 shall survive any suspension, cancellation, or termination of this Agreement.

20.11           Assignment.

(a)           Restrictions on Assignment. Except as expressly permitted under this Agreement, no Party shall transfer, by assignment, novation, or otherwise, this Agreement or such Party’s duties, rights, or obligations in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld. Any attempted transfer by operation of law or otherwise shall be void and of no legal effect. If consent is given by the nonassigning Party, or if the assignment is otherwise allowable, unless otherwise agreed, this Agreement shall bind both the assignor’s successors and assigns and shall continue to be binding on the nonassigning Party.

(b)           Permitted Assignments Without Consent; Financing Documentation. Notwithstanding any other provision in this Agreement:

(i)           A Party may assign this Agreement to the Party’s Affiliates without the other Party’s consent; provided, however, the assignment shall not relieve the assigning Party of any obligations that arose prior to the date of such assignment; and

(ii)           Baha Mar may assign by way of security all or any part of its rights under this Agreement and any related documents (including but not limited to the IP License) to China EXIM and any other Financing Party of Baha Mar in connection with Baha Mar’s Financing Arrangements without OTE’s consent and, OTE shall execute a notice of acknowledgement to such assignment in a form as may reasonably be requested by Baha Mar and shall take all steps reasonably requested by Baha Mar in connection with the perfection of such assignment by way of security.

20.12           Direct Agreements. Upon the request of Baha Mar, as required in connection with Baha Mar’s Financing Arrangements, OTE shall enter into certain direct agreement(s) with China EXIM or any other Financing Party of Baha Mar, in a form and substance satisfactory to China EXIM or any other relevant Financing Party (as the case may be) and to OTE, each consent not to be unreasonably withheld or delayed.

20.13           Notice. Each notice, demand, or other communication to be given or made under this Agreement shall be: (i) in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by ten (10) days’ prior written notice specified to the other Parties); or (ii) an electronic mail message with confirmed electronic receipt and contemporaneous telephonic notice of the sending of such message:

To OTE:	To Baha Mar:
OCEAN THERMAL ENERGY CORPORATION	BAHA MAR LTD.
Attention: Jeremy Feakins, Chairman	Attention: Doug Ludwig, Chief Financial
and Chief Executive Officer	Officer
800 South Queen Street	Cable Beach, West Bay Street, N10977
Lancaster, Pennsylvania 17603	Nassau, NP, The Bahamas
Phone: +1 717 299 1344	Phone: 1 242 677 9005
Fax: +1 717 871 6602	Fax: 1 242 677 9100
Email:. jeremy@otecorporation.com	Email: dludwig@bahamar.com

With a copy to (which shall not constitute giving of notice):	With a copy to (which shall not constitute giving of notice):

Attention: Gerald S. Koenig, General Counsel	Attention: Uri Clinton, General Counsel
1629 K Street NW, Suite 300	Cable Beach, West Bay Street, N10977
Washington D.C., 20006	Nassau, NP, The Bahamas
Phone: +1 703 725 4002	Phone: l 242 677 9068
Fax: +1 571 282 0981	Fax: 1 242 677 9100
Email: gerald@otecorporation.com	Email: uclinton@bahamar.com

Any notice, demand, or other communication so addressed to the relevant Party shall be deemed to have been delivered: (a) if given or made by letter or electronic mail message, when actually delivered to the relevant address; and (b) if given or made by fax, when dispatched with a simultaneous confirmation of transmission, provided that if such day is not a Business Day, such notice, demand, or other communication shall be deemed delivered on the next following Business Day.

20.14           Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as reasonably necessary or appropriate, in order to carry out the express provisions of this Agreement; provided that the foregoing shall not be deemed to imply or create any obligation of a Party beyond those expressly stated in this Agreement.

20.15           Waiver. The waiver by a Party of any right hereunder, or of any failure to perform or breach by another Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by another Party hereunder whether of a similar nature or otherwise.

20.16           Headings. All headings are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.17           Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized Representatives as of the date first written above.

“OTE”	“Baha Mar”

OTE BM LTD.	BAHA MAR LTD.
Name: Jeremy P. Feakins	Name: Thomas M. Dunlap
Title: President	Title: President
Signature: /s/ Jeremy P. Feakins	Signature: /s/ Thomas M. Dunlap
Date: 7/16/13	Date: 7/25/13

BAHA MAR LTD.
Name: Vaughn D. Roberts
Title: SVP Finance and Corp. Alliances
Signature: /s/ Vaughn D. Roberts
Date: 7/25/13

EXHIBIT A-1
SYSTEM DESCRIPTION

General Overview

The OTE Conveyance System will be provided to produce Chilled Water for use by Baha Mar Resort located in Nassau, New Providence Island, and The Bahamas.

The OTE Conveyance System will include the necessary chilled water production equipment, primary pumping systems, high voltage electrical distribution, required to provide chilled water to Baha Mar’s facility. The systems will be designed and developed in accordance with all applicable codes and standards.

OTE’s system will deliver sea water to plate and frame heat exchangers to produce chilled water for use by Baha Mar’s facility. The chilled water distribution system for Baha Mar’s facility will be provided by Baha Mar.

Electrical power for the OTE Conveyance System will be from the electrical power distribution system within the Baha Mar Central Plant. Communication for control, operation, status, and maintenance of the OTE Conveyance System will be provided by a fiber optic network and a communication link with the Baha Mar central utility plant’s building management system (“BMS”).

The design is based on preliminary design information and is subject to change during the detailed design and procurement process.

OTE has the right to modify the design provided it does not impact its ability to meet the performance requirements.

1.           OTE Conveyance System

The OTE Conveyance System will consist of pumps, associated piping, valves, and electrical equipment will be located on the barrier reef island know as Long Cay, which island is owned by Baha Mar. The pump station will deliver the seawater across Goodman’s Bay to Baha Mar’s Central Plant. The Central Plant will house the heat exchangers and its associated mechanical and electrical equipment. After flowing through the heat exchangers, seawater will be conveyed to Baha Mar’s Disposal Wells via their condenser water return line. The OTE Conveyance System will be designed to produce chilled water at the Central Plant at a temperature of 44°F based on a chilled water return temperature of 60°F.

1.1           Chilled Water Production

Cold sea water at approximately 42°F will be drawn from the ocean bottom and delivered to the pump station intake where it will be pumped to the plate and frame heat exchangers located in Baha Mar’s Central Plant to produce chilled water. Baha Mar is responsible for the existing chiller plant including the chillers, condenser water supply and disposal wells, pumps, piping, valves, instrumentation, electrical equipment, and other ancillary equipment required to support the delivery of the chilled water to Baha Mar’s facility. The seawater return will be discharged into Baha Mar’s condenser water return piping, which flows to a series of disposal wells located on Baha Mar’s property.

Exhibit A-1	1

The equipment necessary to serve the chilled water plant will consist of the following:

The pumping station will be located on Long Cay and will contain a common equalizing sump with integral fish screen and a sump for each of the 2 x 50% vertical turbine pumps rated at 10,000 GPM and all auxiliary equipment and systems required to deliver the seawater to OTE’s 2 x 50% plate and frame heat exchangers located in Baha Mar’s Central Plant.

The conceptual OTE Conveyance System drawings are provided in Exhibit A-2 of this ESA.

1.2           Pump Station-Electrical Enclosure HVAC

The electrical enclosure at the pump station will be space conditioning by a closed loop chilled water system with fresh air make-up of sufficient capacity to offset equipment heat rejection to the building spaces. A heat exchanger will be used to reject the heat from this system using seawater as the cooling media. During extreme weather conditions, the HVAC system will be capable of cooling the electrical equipment without the need for a fresh air supply.

1.3           Fire Detection System

A fire detection system will be provided to detect and alarm a fire condition at the electrical enclosure at the pump station, remotely at the Baha Mar Central Plant.

1.4           Plant Control System

The OTE Conveyance System will utilize an industrial digital control system and field devices. The control system will incorporate programmable logic controllers (“PLCs”) and distribution panel controllers (“DPC”).

The system will be capable of trending performance and storing historical data in a retrievable format. The control system hardware will be selected to allow for isolated control system inputs and outputs in critical areas to maximize control system availability.

The control system shall have the ability to monitor and operate the cooling plant from a central location. The system will constantly balance the loop as load requirements change and predict load fluctuations utilizing models based on historical data.

1.5           Baha Mar’s Central Plant

The design and construction of the Central Plant is the responsibility of Baha Mar. Baha Mar will provide conditioned space, electrical service, flanged piping connections, lighting, and fire protection systems suitable for the operation of OTE’s equipment. Refer to Exhibit A-2 for the space requirements.

The Baha Mar Central Plant’s chiller system shall operate as the backup and peaking source of Chilled Water. The chiller system will consist of associated chillers, condenser water supply and disposal wells, pumps, piping, electrical equipment, and controls. The system will be capable of delivering chilled water to meet 100% of Baha Mar’s demand.

Exhibit A-1	2

1.6           Reliability Enhancements

The quantity of the OTE Conveyance System pumps and heat exchangers will be provided to achieve the design output. The Baha Mar Central Plant will provide Chilled Water in event of a planned or unplanned outage to the OTE Conveyance System while servicing equipment.

1.7           Electrical Overview

The electrical power distribution system will consist of an on-shore system and an off-shore system. Both systems will be served from Baha Mar’s electrical power system that is provided with backup power generation thereby assuring continuity of service.

1.         The on-shore electrical system will serve all OTE’s equipment that will be located within the Central Plant. Baha Mar will install dedicated 480 volt circuit breakers at selected 480 Volt distribution switchboards within the Central Plant. These circuit breakers will then power OTE’s power panels that will serve all the electrical equipment required with in the Central Plant.

2.        The off-shore electrical system will serve all OTE’s equipment that will be located at the Long Cay pump station. Baha Mar will install one dedicated 11 kV circuit breaker at the main 11 kV switchgear within the Central Plant. The circuit breaker will be installed on a bus to provide a power source for the pump station. The power cable from the Central Plant to the pump station will be installed in an underground duct bank and follow the routing of the cold sea water piping. The crossing at Goodman’s Bay will utilize submarine type power cable with an integral core of fiber optic cable for communications.

3.        The power cable will terminate in the 11 kV switchgear at the pump station. An individual power disconnect will provide power to the required transformer, drives, and motor control center that would serve the main pumps and all the required auxiliary equipment within the pump station.

Exhibit A-1	3

EXHIBIT A-2
SYSTEM DIAGRAMS

[omitted, will be provided upon request]

Exhibit A-2	1

EXHIBIT B
SYSTEM TESTING PROTOCOL

OTE shall perform functional tests that will demonstrate the ability of the OTE Conveyance System to comply with the performance requirements contained in the Exhibit A-1 to the degree Baha Mar’s chilled water load is available. The required testing is a functional demonstration and not to be considered a Performance Test to demonstrate compliance with Exhibit C specifications.

Testing requirements shall consist of on-Site tests. A test protocol, including testing requirements for the permanent energy services, shall be prepared sufficiently in advance of planned tests dates so as not to impact OTE’s ability to meet Baha Mar’s permanent energy needs. The protocol will define the procedures for conducting the on-Site tests.

The final approved protocol will be based on ESA requirements in addition to pertinent data to be provided by equipment vendors. OTE shall provide a copy of the test protocol to Baha Mar for Baha Mar’s review two (2) months before the demonstration test, as defined below. Baha Mar shall make any comments to OTE within thirty (30) days. OTE shall give Baha Mar ten (10) days’ notice of onset of the demonstration test. Baha Mar shall have the right to be present and observe the demonstration test as well as to have an independent engineer present.

TESTING REQUIREMENTS OTE CONVEYANCE SYSTEM

A.
Demonstration Test. An on-Site mechanical demonstration test shall be conducted for the purpose of verifying OTE’s capability to deliver chilled water to Baha Mar’s chilled water load at the point in time the test is conducted. This demonstration test shall consist of operating the equipment and systems of the OTE Conveyance System in a manner that: 1) responds to Baha Mar’s cooling load conditions at the time of the test; 2) is within the normal design limits of the equipment; and 3) is consistent with Prudent Industry Practices for continuous long-term operation; and 4) delivering the Chilled Water temperature as specified in Exhibit C. The test will be conducted for a period of 48 continuous hours. In the event that the Baha Mar Chilled Water requirements exceed the Maximum Daily Capacity hourly rating of 9,800 tons per hour for a period of 2 hours, a Performance Test shall be completed to demonstrate compliance with Exhibit C.

B.
Heat Exchangers. Heat Exchangers shall be tested under vendor technical supervision, in accordance with OTE’s approved test procedures, for the purpose of verifying equipment capacities as specified in OTE’s purchase documents,

C.	Operating Personnel. OTE’s personnel shall operate the OTE Conveyance System during all on-Site testing.

D.	Permits. The OTE Conveyance System shall be operated during all on-Site tests in compliance with the provisions of all facility permits and licenses.

E.	Completion Date. The OTE Conveyance System shall be completed in accordance with the requirements set forth in Schedule 1, Construction Milestones.

Exhibit B	1

EXHIBIT C
SPECIFICATIONS OF THE OTE CONVEYANCE SYSTEM

The delivery points for service to Baha Mar will be at the outlet side flange of each heat exchanger. The control configuration for OTE Conveyance System is also shown in Exhibit A-2.

The metering point for thermal energy service to the Baha Mar Conveyance System is OTE’s Thermal Metering Station (“TMS”), which is physically located within the Central Plant. The thermal loads of the Baha Mar Conveyance System shall be the measured as Ton hours of Chilled Water at the TMS.

The TMS metering station shall consist of a flow measuring device, a supply temperature measuring device, and return temperature measuring device. The typical TMS instrumentation configuration is shown in Exhibit A-2. The metering station measuring devices shall record all flow and temperature requirements specified in this schedule on time coincidence basis in a 15 minute period to determine the total amount of tons and mmbtu/hr to be used by the Baha Mar Conveyance System in that period. The amount of tons over a 1 hour period shall be a ton hour for that hour. The sum of the hourly reading for a month shall be the monthly usage. The location of the measuring devices shall meet the International Society of Automation (“ISA”) standards.

Delivery Specifications:

OTC Conveyance System

Overall Maximum Contract Requirements (which shall mean the standards pertaining to cooling contract capacity at which OTE is obligated to provide chilled water pursuant to this Exhibit) will be the total of the measured and calculated parameters as specified below at the same point in time for the TMS as shown in Exhibit A-2.

Cooling contract capacity
9,800 tons capacity as measured by 14,700 gals/minute at a supply temperature of 44 F and a differential temperature between supply and return Chilled Water (Delta T) of 16 degrees as averaged in any 15 minute demand period at 90°F degree dry bulb and 80°F wet bulb. A ton shall be the sum of the TMS flow rates in gal/minute time the average of the TMS differential temperatures times 500 divided by 12000

OTE, with Baha Mar’s consent, which consent shall not be unreasonably withheld or delayed, may periodically supply Chilled Water at conditions greater than 44 degrees Fahrenheit: provided however that it shall be deemed reasonable for Baha Mar to withhold its consent to the extent that such action would adversely affect the temperatures Baha Mar typically maintains in Baha Mar’s facility. In addition, Baha Mar may periodically request OTE to supply chilled water in excess of 44 degrees Fahrenheit. Baha Mar shall use reasonable efforts to maintain a Chilled Water return temperature of up to, but not exceeding, 60 degrees Fahrenheit.

Metering tolerances for the TMS devices shall be plus or minus one percent (1%) for the measurement of Chilled Water temperature. Temperature tolerances for the purposes of determining whether an interruption of services has occurred shall be +3°F for the specified Chilled Water temperature specified above as determined at the TMS and which condition shall continue for longer than one (1) hour.

Exhibit C	1

Electrical Service

Electrical service for operation of the OTE Conveyance System will be provided by Baha Mar and will be metered by OTE.

OPERATIONAL MONITORING STATION INFORMATION

The Monitoring Station shall, at a minimum, meet the standards of OTE’s Conveyance System and shall include at a minimum the following information:

Chilled Water
Type	Parameters to be Measured	Location

Instantaneous	Supply temperature-Chilled Water side	Thermal Metering Station
	Return temperature-Chilled Water side	Thermal Metering Station
	Gallons/minute-Chilled Water side	Thermal Metering Station

	Tons- Chilled Water side	Thermal Metering Station

Trend	Year to Date Ton Hours	Thermal Metering Station
	Monthly Ton Hours	Thermal Metering Station
	Peak Tons	Thermal Metering Station

Note: Data will be maintained by OTE for 3 years, or at OTE’s discretion, OTE will provide Baha Mar the data in electronic form at the end of each operating year and monthly, one month in arrears, upon request by Baha Mar.

Exhibit C	2

EXHIBIT D
INSURANCE

OTE’s Insurance Requirements

OTE shall procure or cause to be procured throughout the Term the policies of insurance set forth below and any other policy of insurance that it would be reasonable for OTE to procure acting in accordance with Prudent Industry Practices in the minimum coverage amounts and maximum deductible amounts and during the periods which are consistent with OTE acting in accordance with Prudent Industry Practices:

(a) Construction All Risk Insurance: Property damage insurance on an “all risk” basis, including machinery coverage, insuring OTE as its interests may appear, including coverage for the perils of earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, windstorm and machinery and equipment breakdown. Losses shall be valued at their repair or replacement cost deductions for physical depreciation or obsolescence.

(b) Operational Property Damage Insurance: With respect to existing properties and assets owned by OTE and on or prior to when the Commercial Operation Date has occurred or the expiration of the construction all risk insurance, whichever comes first, property damage insurance on an “all risk” basis, including machinery, insuring OTE as its interests may appear, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, boiler and machinery accidents.

(c) Commercial General Liability: Comprehensive or commercial general liability insurance for the OTE Conveyance System on an “occurrence” policy form including coverage for premises/operations, explosion, collapse and underground hazards, products/completed operations, broad form property damage, blanket contractual liability, independent contractors (cover for OTE) and personal injury, for OTE, with primary coverage limits of no less than $1,000,000 per occurrence and in the aggregate for injuries or death to one or more Persons or damage to property including products/completed operations.

(d) Workers’ Compensation and Employer’s Liability: Workers’ compensation insurance in compliance with statutory requirements and employer’s liability insurance, to the extent exposure exists, with a limit of not less than $1,000,000 per accident, per employee and per disease including such other forms of insurance that the Borrower is required by law to provide for the project, all other states’ endorsement and USL&H Act coverage and Jones Act (if any exposure exists), covering loss resulting from bodily injury, sickness, disability or death of the employees of the Borrower.

(e) Miscellaneous. Any other insurance policies which are required by Applicable Law or Prudent Industry Practices.

Exhibit D	1

EXHIBIT E
ACQUISITION PRICE

1.01           Determination

(a)
Where the Acquisition Price is to be determined, Baha Mar and OTE shall have thirty (30) Business Days from the date of the written notice from Baha Mar to OTE of its intent to exercise its option to acquire the OTE Conveyance System to come to an agreement on the value of the OTE Conveyance System or the shares in OTE (“Shares”) based on the method set out in Paragraph 1.02.

(b)
If OTE and Baha Mar are unable to reach an agreement on the value of the OTE Conveyance System or the Shares within the time specified in paragraph 1.01(a), then they shall have twenty (20) Business Days (the “Appointment Period”) to appoint the corporate finance team of an internationally reputable firm of accountants or an independent internationally reputable investment bank (the “Valuator”) to value the OTE Conveyance System or the Shares (as the case may be). If Baha Mar and OTE cannot agree on a firm of accountants or independent investment bank within the Appointment Period, then the Valuator shall be appointed by BDO Seidman LLP at the request of either Baha Mar or OTE.

(c)
The Valuator shall determine the value of the OTE Conveyance System and the Shares within forty-five (45) Business Days of their appointment and shall notify Baha Mar and OTE of their determination within one (1) Business Day of the same. The fees of the Valuator shall be borne by Baha Mar and OTE.

(d)
The Valuator shall act as experts and not as arbitrators and their determination shall be final and binding on the Parties (in the absence of manifest error in which case the determination shall be void and shall be remitted to the Valuator for correction).

(e)
OTE and Baha Mar (in the case of Baha Mar, in respect of future expected consumption of Chilled Water only) shall procure that the Valuator have such access to its accounting records and other relevant documents as they may reasonably require in order to conduct its valuation.

1.02           Method

(a)
The value the OTE Conveyance System or the Shares to be sold as at the date of the written notice given by Baha Mar under Section 10.02, as appropriate, shall be determined on the following assumptions and bases:

(i)
Valuing the Shares or OTE Conveyance System to be sold on the basis of an arm’s-length sale between a willing seller and a willing buyer who are acting knowledgeably, prudently, and without compulsion;

(ii)	If OTE is then carrying on business as a going concern, on the assumption that it shall continue to do so; and

Exhibit E	1

(b)
If Baha Mar decides to acquire the OTE Conveyance System by way of an asset transfer and not by way of Transfer of Equity Participation, then any valuation of the OTE Conveyance System shall not be less than the then outstanding debt that OTE then owes to its lenders and shall be increased to include any prepayment penalty(ies), that OTE shall be required to pay to satisfy such outstanding debt.

(c)	The Valuator shall be entitled to make the following adjustments:

(i)
They may determine the value of the OTE Conveyance System or the Shares to reflect any other factors which they reasonably believe should be taken into account, including any outstanding tax or environmental liabilities; and

(ii)
If they encounter any difficulty in applying any of the assumptions or bases set out in this paragraph 1.02 (Method), then they shall resolve that difficulty in such manner as they shall in their absolute discretion think fit.

1.03           Termination of Acquisition

Should either party, at their own discretion, not agree to the valuation as determined in paragraph 1.02, then the Acquisition process is terminated.

Exhibit E	2

EXHIBIT F
TRANSFER PLAN FOR A TRANSFER OF THE OTE CONVEYANCE SYSTEM

SECTION I GENERAL CONCEPT

The intent of the Transfer Plan is to ensure that the transfer of the OTE Conveyance System from OTE to Baha Mar or the transferee entity designated by Baha Mar (the “Transferee”) in accordance with Article X will be efficient and will result in Baha Mar obtaining all rights and interest required or desirable for it to continue operating the OTE Conveyance System on an ongoing basis. OTE’s operation and maintenance staff and the management of the Transferee will need to develop a close working relationship so that all matters relating to the operation and maintenance and administration of the OTE Conveyance System including any technical, management, organizational, financial, and environmental issues are well understood and have been thoroughly discussed and appropriate specific transfer action plans have been developed, agreed upon, and implemented. It is the intention of OTE to effect the transfer of the OTE Conveyance System to Transferee in the most efficient and effective manner possible so that a seamless transfer of operational control is achieved. The transfer will occur automatically and without the need for any further action, but subject to the obligation of OTE and Thermal Energy Corporation to execute and deliver such documents and perform such acts as Baha Mar may require to give effect to and/or to confirm or evidence the transfer.

SECTION 2 TRANSFER PLAN

Effective on the relevant transfer date, the OTE Conveyance System shall be transferred from OTE to the Transferee, so that the Transferee can utilize the OTE Conveyance System and continue the operation of the OTE Conveyance System without any interruption in service.

Training

Technical training will be a primary focus of the operating organization. OTE will develop, implement, and maintain a comprehensive and ongoing training program which will commence during the construction phase and will continue throughout the Term. This training and human resource development program will be an integral part of OTE’s continuing operations and maintenance program.

Prior to the transfer of the OTE Conveyance System to the Transferee, OTE will provide an updated list of functional job descriptions for all positions associated with the operation and maintenance, technical support, and administration of the OTE Conveyance System to the Transferee for their review. The Transferee would then review this information, discuss the existing operational methodology and staffing plans with the operation and maintenance management.

Operations and Maintenance

OTE will operate the OTE Conveyance System using practical techniques and technical expertise. OTE’s operation and maintenance manuals and procedures will be regularly updated to reflect the specific experience with the OTE Conveyance System. Prior to the transfer date OTE will provide the Transferee with a copy of all updated operation and maintenance manuals and procedures. These manuals and procedures, which will also be part of the training program, will allow the Transferee’s management to evaluate any additional personnel or technical support requirements that they may need in order to continue the operation of the OTE Conveyance System after the transfer date. The Parties shall endeavor to implement the seamless transfer of a fully operational and operating power plant on the transfer date. OTE will provide six (6) copies of all manuals, policies, and procedures along with an electronic version of each (if any), where possible, sufficient to operate and maintain the OTE Conveyance System in accordance with Prudent Industry Practices.

Exhibit F	1

SECTION 3 TRANSFER OVERHAUL

A transfer overhaul and testing of the OTE Conveyance System will be carried out before the transfer date in order to ensure the OTE Conveyance System is in good and safe operating condition when the transfer is made. The scope, timing, and schedule of this overhaul will be agreed upon between OTE and the Transferee. The transfer overhaul and testing will be performed in accordance with Prudent Industry Practices and will include the following information and requirements:

OTE Conveyance System

(a)           The OTE Conveyance System will be inspected, repaired, and replaced in accordance with Prudent Industry Practices and original manufacturer’s current recommendations.

(b)           The OTE Conveyance System will be in place, clean and in good order.

(c)           The OTE Conveyance System will be within manufacturer’s tolerance and limits.

Spare Parts

One year’s spare parts will be made available to the Transferee at turnover. The spare parts selection and quantity will be based on the OTE Conveyance System’s historical experience for spare parts usage during the previous five (5) years (or such shorter period if applicable), the then current condition of the OTE Conveyance System and associated equipment.

Tools and Furnishings

OTE Conveyance System furnishings such as tools, test equipment, computers, appliances, and furniture will be turned over at transfer.

As-built Documentation

Up-to date as built records will be provided to the Transferee at transfer. These records will include at least those that, in OTE’s reasonable opinion, are required for the prudent operation of the OTE Conveyance System.

Transfer of all Related Intellectual Property Rights

OTE shall transfer/license to Baha Mar on an irrevocable, fully paid up, and ongoing basis the IP License or OTE shall ensure that relevant third party Intellectual Property and/or Technology rights holders transfer or license all Intellectual Property and Technology necessary to own, operate, and maintain the OTE Conveyance System.

Exhibit F	2

Representations, Warranties, Indemnities, and Covenants to be Given by OTE

OTE and its shareholders shall provide customary representations, warranties, and indemnities in an asset/share transfer instrument or document evidencing or confirming the transfer, including as to:

(a)           Title to the OTE Conveyance System and shares in OTE (if applicable);

(b)           Status;

(c)           No violation of law or contract;

(d)           All authorizations and consents; and

(e)           No insolvency.

Further Assurances

OTE shall, and shall use best efforts to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as Baha Mar may require to give effect to, and/or confirm or evidence, the transfer of the OTE Conveyance System or the Transfer of the Equity Participation (as the case may be).

Exhibit F	3

EXHIBIT G
FORM OF COMMERCIAL OPERATION DATE CERTIFICATE

Date:           _______________, 20[__]

To:           Baha Mar Ltd.

Ref:	Certificate of Commercial Completion—Energy Services Agreement (“ESA”) by and between OTE BM LTD. (“OTE”) and BAHA MAR LTD. (“Baha Mar”)

OTE, by and through the undersigned officer, duly authorized to represent OTE and execute and deliver this certificate (“Certificate”) to Baha Mar, provides this Certificate to Baha Mar under the ESA. Capitalized terms used herein not otherwise defined shall have the meaning given such terms in the ESA. OTE hereby certifies to Baha Mar as of the date hereof that the following are true and correct:

(1)           The OTE Conveyance System is mechanically complete and structurally, electrically, and mechanically sound and can be safely and continuously operated in accordance with all requirements of this Agreement and Applicable Law, including meeting the Minimum Availability Obligation.

(2)           Interconnection of the OTE Conveyance System with the Baha Mar Conveyance System has been achieved and the OTE Conveyance System is capable of being operated in parallel with the Baha Mar Conveyance System.

(3)           All commissioning procedures have been performed and it has been demonstrated that the OTE Conveyance System has delivered the Minimum Availability Obligation for a sustained period of 7 days.

(4)           All Demonstration Tests have been conducted and successfully passed.

(5)           All debris and rubbish generated by OTE during construction have been removed from the Site.

(6)           OTE has met all its obligations under the ESA, other than any obligations that survive the termination of the ESA, or are by their express terms riot to be performed until after the Commercial Operation Date.

Executed on the date set forth above.

OTE BM LTD.

By:

Name:

Title:

Exhibit G	1

EXHIBIT H
BAHA MAR PURCHASE OF OTE CONVEYANCE SYSTEM AND BUY-OUT OF LICENSE AGREEMENT

(H-1) OTE Conveyance System Purchase Price

In the Event of Default by OTE under section 13.01 of this Agreement and Baha Mar elects, under section 13.01(e)(2), to purchase the OTE Conveyance System, the purchase price of the system shall be the outstanding principal balance of the OTE Conveyance System Project financing, less the outstanding principal balance related to the License Fee. Within 30 days upon completion of OTE financing, OTE shall furnish a “Debt Payment Schedule” for the OTE Conveyance System showing the debt amount and remaining principle by year. The Debt Payment schedule shall be an amendment to this Schedule H.

(H-2) Buy-Out of License Agreement

In the Event of Default by OTE under section 13.01 of this Agreement and Baha Mar elects, under section 13.01(e)(4), to terminate the License Agreement, the buy-out amount of the License shall be the outstanding principal balance, related to the License Fee only. Within 30 days upon completion of OTE financing, OTE shall furnish a License Debt Payment schedule showing the debt amount and remaining principal balance by year. The License Debt Payment Schedule shall be an amendment to this schedule.

Exhibit H	1

EXHIBIT I
Form of
BAHA MAR LICENSE FOR OPERATIONS OF THE CENTRAL PLANT
by and between
OTE BM LTD. (LICENSEE)
and BAHA MAR LTD. (LICENSOR)

This LICENSEAGREEMENT-BAHA MAR CENTRAL PLANT (the “License”), dated as of July 9, 2013, is entered into by and between OTE BM LTD., a Bahamian International Business Corporation (“Licensee”) and BAHA MAR LTD., a Bahamian International Business Corporation (“Licensor”).

WITNESSETH:

WHEREAS, Licensor and Licensee have entered into that certain Energy Services Agreement (ESA), dated as of May 24, 2013 (the “ESA”); and

WHEREAS, pursuant to the ESA, Licensee has agreed, among other things, to license, maintain, and operate the Baha Mar Central Plant, as defined therein, and Licensor has granted to Licensee the exclusive rights to use such Baha Mar Central Plant systems and equipment located at Licensor’s Resort, on such terms and conditions as set forth in the ESA; and

WHEREAS, pursuant to Article 6 of the ESA, Licensor and Licensee have agreed to enter into a definitive License which sets forth their respective responsibilities in respect of the use, operation, and maintenance of the Baha Mar Central Plant; and

NOW, THEREFORE, in consideration of the mutual benefits and covenants set forth herein and for such other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, Licensee and Licensor hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Except as otherwise expressly provided herein, all capitalized terms used in this License shall have the respective meanings given such terms in the ESA.

1.2           For the purpose of this License:

“Effective Date” shall have the meaning given that term in Article II hereof.

“Licensee’s Employees” as used herein shall refer to those employees of either Licensee, or Licensee’s Operating Services, Inc. (SOS), or such other representatives of Licensee, as Licensee may designate from time to time, to perform some or all of the duties of Licensee under the ESA and this License at the site of Licensor’s Facilities.

“Interim Service Commencement Date” as used herein shall mean the Effective Date as defined in Article II hereof.

Exhibit I	1

“Permanent Service Commencement Date” as used herein shall mean the first day upon which Licensee has obtained Commercial Operation in accordance with Article 5 of the ESA and shall have commenced deliveries of Chilled Water therefrom.

“Licensee’s System” means the OTE Conveyance System as defined in the ESA.

ARTICLE II
TERM

This License shall become effective at 12:01 AM on August 1, 2013 (the “Effective Date”) and shall continue in full force and effect for as long as the ESA remains in effect, or until otherwise terminated, as may be provided herein.

ARTICLE III
LICENSING

3.1           Grant of License. Subject to and expressly conditioned upon at all times to Licensee’s strict compliance with the terms of the ESA, Licensor hereby grants to Licensee: (i) a nonexclusive, revocable, limited license, commencing on the effective date of this License and continuing thereafter throughout the Term of this License, to enter upon Licensor’s Facilities to inspect the Baha Mar Central Plant, interconnect such Baha Mar Central Plant to Licensee’s System, install metering, and perform such other acts as Licensee may reasonably require to exercise its rights and perform its duties under the ESA in connection with the Baha Mar Central Plant and commence deliveries of Chilled Water to Licensor on the Service Commencement Date; (ii) an exclusive as to third parties but nonexclusive as to Licensor, revocable, limited license, commencing on the Permanent Service Commencement Date and continuing thereafter throughout the Term of this License, to use, operate, and maintain the Baha Mar Central Plant to the extent and for the purposes set forth in the ESA ,which license shall be irrevocable for so long as the Agreement remains in effect and Seller is not in default of any of its obligations hereunder and the ESA; and (iii) a nonexclusive, revocable, limited license to use, without interruption, the electrical service, makeup water lines, fire control system, and such other ancillary facilities necessary to operate and interconnect to the Baha Mar Central Plant (collectively, the “Ancillary Facilities”) at Licensor’s Facilities to the extent that such use is reasonably required by Licensee to perform its duties and exercise its rights in the ESA; provided, however, that Licensee shall at no time interfere with the business operations of Licensor’s Facilities including, without limitation, the operation of the Resort.

3.2           Consideration for Licenses. In consideration for the licenses granted to Licensee by Licensor pursuant to the provisions of Section 3.1 above, Licensee hereby agrees to pay to Licensor the single lump sum of Thirteen Million ($13,000,000.00) Dollars (the “License Fee”) upon Commercial Operation of Licensee’s System, or at any time earlier, that would be agreed to by the Parties, when the Licensee would assume responsibility for operation of the Baha Mar Central Plant. In the event that this License is terminated as a consequence of the Licensor terminating the ESA, the conditions of termination identified in the ESA will prevail. The License Fee is fully earned upon the effectiveness of the grant of this License.

3.3           Rights of Licensor. Notwithstanding anything herein contained to the contrary, until and unless Licensee commences delivery of the Chilled Water to Licensor as provided in this License and the ESA, Licensor shall retain the exclusive right to use, operate, and maintain the Baha Mar Central Plant and Licensee may not act in any way whatsoever so as to interfere with the use, operation, and maintenance by Licensor of the Baha Mar Central Plant, provided that Licensor shall cooperate with Licensee to permit the transition to Licensee of the operating responsibilities for the Baha Mar Central Plant by the Service Commencement Date.

Exhibit I	2

3.4           Additional Grant of License. In addition to the rights identified above where Baha Mar (Licensor) grants Licensee access in reference to the Baha Mar Central Plant Center in 3.1 above, Baha Mar further grants Licensee the nonexclusive license effective starting on the date of this License, and continuing thereafter throughout the term of this License to enter upon and work on those parts of Long Cay and other property such as the Golf Course Site where access and license is necessary in order to construct, operate, and maintain portions of the OTE Conveyance System; provided however with regard to the Golf Course Site, the grant of this license right: (i) is also subject to the execution of and compliance with the terms and provisions of a Pre-Development Agreement between the parties; and (ii) that access to the Golf Course Site once the pipe is installed, would be limited to emergency repair, restoration, or testing and that any digging or exposure of the pipe that was necessary or required would be coordinated with Baha Mar and that authorization to access the piping within the Golf Course Area would not be unreasonably withheld.

3.5           Conditions Subsequent to the Grant and Effectiveness of this License. If any of the following conditions subsequent occur, this License shall immediately terminate without any further notice or action on the part of Baha Mar.

3.5.1           Licensee shall have not obtained complete financing and have been fully funded in accordance with the provisions of the ESA by the specified Financing Late Date of January 2015 in Schedule 1.

3.5.2           Licensee shall at any time be in breach of any term, condition, or provision of the ESA.

3.6           Licensor’s Secured Lenders. The grant of this License and any rights herein shall be and at all times are subject to the rights of any secured lender of Licensor.

ARTICLE IV
MISCELLANEOUS

4.1           Assignment. Neither party may assign its rights or delegate its duties hereunder except in connection with and to the extent of a corresponding assignment of the ESA.

4.2           Amendment. This License may be amended, modified, or supplemented, and any of the terms hereof may be waived, only by a written instrument executed by both parties hereto.

4.3           GOVERNING LAW. THIS LICENSE SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE ENFORCEABLE UNDER THE LAWS OF THE STATE OF NEW YORK.

4.4           Notice. All notices hereunder shall be sufficient if sent by registered or certified mail prepaid, addressed as stated in the ESA. Licensee and Licensor by like notice may designate any further or different address or addresses to which notices shall be sent.

4.5           Counterparts. This License may be executed in separate and several Counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

4.6           Conflict with ESA. If any provision of this License shall conflict with any provision of the ESA, the ESA shall govern.

Exhibit I	3

4.7           Licensee’s Technology. For the avoidance of doubt, the licensing of Licensee’s technology and other intellectual property rights to the Licensor shall remain as set forth in the ESA and such licensing is not affected by this License.

IN WITNESS WHEREOF, Licensor and Licensee have caused this License to be duly executed and delivered as of the date first above written.

BY BAHA MAR LTD.

Name: Thomas M. Dunlap
Title: President
Signature: /s/ Thomas M. Dunlap
Date: 7/25/13

BY OTE BM LTD.

Name: Jeremy P. Feakins
Title: President
Signature: /s/ Jeremy P. Feakins
Date: 7/16/13

Exhibit I	4

EXHIBIT J
SCHEDULE OF RATES AND CHARGES

Exhibit J - Table A.3

	Monthly	Annual
Defined Terms	(Estimated)	(Estimated)	Notes
Resort’s Total CW Load (ton-hours)	5,250,000	63,000,000	(Note 1)
CW Load Served (ton-hours)	5,250,000	63,000,000	(Note 1)
OTEC CW Conversion Factor (kW/ton)-Fixed		0.1245	(Note 2)
Traditional Chilled System Conversion Factor (kW/ton)-Fixed		0.7260	(Note 2)
Market Electric Rate ($/kWh)		$0.3800	(Note 3)
CW Variable O&M Rate ($/ton-hour)		$0.0022	(Note 6)

Buyer’s Payment to Seller
Electric Chilled Water Charge	$248,378	$2,980,530	(Note 4)
CW Variable O&M Charge	$11,288	$135,450

Chilled Water Payment	$259,665	$3,115,980	(Note 5)

Buyer Credit for Electric Used by Seller			(Note 7/8)
OTEC CW Conversion Factor (kW/ton)-Fixed	0.1415
Traditional Chilled System Conversion Factor (kW/ton)-Fixed	0.7300

Note 1:
For purposes of the calculation of the Electric Chilled Water Charge and CW Variable O&M Charge in accordance with Note 4 below. the actual ton-hours of chilled water required by Buyer in the applicable period shall be used.

Note 2:	OTE Conveyance Systems CW Conversion Factor (OTE CF) is a fixed value equal to .1245 kW/ton. The Baha Mar Traditional Chilled Water Conversion Factor (BM CF) is .728 kW/ton.
Note 3:	Market Electric Rate shall be the Resort Electric Bill divided by the Kwh used by the resort.
Nate 4:
Electric Chilled Water Charge (OTEC) = monthly CW Load Served from the OTE Conveyance System times the OTE Conversion Factor times the Market Electric Rate.  ($/mo. = Ton-hours/mo. * .1245 kW/ton * $/kWh). Electric Chilled Water Charge (BM) = monthly CW Load Served from the Baha Mar Traditional System times the BM Conversion Factor times the Market Electric Rate ($/mo. = ton-hours/mo. * .726 kW/ton * $/kWh).

Note 5:	The monthly Total Chilled Water Payment, as calculated in accordance with this Exhibit J - Table A.3, is the “Chilled Water Monthly Fee” for purposes of the ESA.
Note 6:
The Seller variable O&M rate is in 2012 $. For purposes of calculating the O&M Payment under Buyer’s Payment to Seller, such amount shall be escalated annually on January 1, by agreed to Consumer Price Index, and fixed for that billing year. Commencing on January 1 of each year, a pricing adjustment to the Seller’s O&M Expense Fee shall be made. Such adjustment shall be made by multiplying the Base Year O&M Expense times an O&M Index. The O&M Index is determined by the CPI Index Current/Base CPI Index. The CPI Index Current means an agreed to index.

Note 7:
Baha Mar shall receive a monthly credit for electric used by the OTE Conveyance System, Market Electric Rate. The credit is equal to monthly Kwh usage by the OTE Conyenance System times Market Electric Rate.

Note 8:
Baha Mar Shall receive a monthly credit for electric used by the OTE for the uses of the Traditional Chilled Water System when used. The credit is equal to monthly Kwh usage by the Traditional Chilled Water times Market Electric Rate.

Exhibit J	1

EXHIBIT K
GUARANTEED MAXIMUM PRICE

GMP- BASELINE Cost (Non Exempt)

Design
Offshore Pipe Design	$1,926,633
Pump Station, Hydraulic Design	$370,600
Land & CUP, Electrical, I&C Design	$807,500
Disposal Well Design	$24,980
Pump Station Structural, Bldg., HVAC Design	$510,000
Design Sub-Total	$3,639,613

Major Equipment Procurement
Piping	$8,986,489
Mechanical Equipment	$2,469,975
Electrical Equipment	$2,429,053
Pump Station Sump	$477,400
Procurement Sub-Total	$14,218,641

Construction Costs
Ocean Intake Pipe Installation- Base	$26,888,931
Goodman’s Bay Pipe Installation	$4,188,000
Landside Pipeline Installation	$2,431,580
Injection Wells & Distribution Line	-
Pump House	$4,985,240
Electrical Ductbank Onland	$542,740
Submarine Cable	$1,002,150
CUP	$1,180,000
Construction Sub-Total	$41,218,641

Contingency	$2,000,000

BASELINE COST of GMP Total (Note 1)	$61,221,171

Exempt Cost from GMP Savings

EPC Except Cost- Administrative Cost
DCO in-house Engineering Support	$1,100,362
EPT Fee	$4,477,588
Bond Expense	$584,124
PM & General Conditions	$7,587,087
Permit Fees	$500,000
Personnel Taxes	$369,600
Business License Fee	$1,151,116
Exempt Cost Total	$15,769,877
Total EPC Cost	$76,991,048

Exhibit K	1

Developers Cost- Exempt Cost from GMP Savings
Developer’s Cost
Dev. & PM Cost	$3,000,000
Operations Mobilization	$100,000
Spare Parts	$275,000
Coral Replacement Program	$500,000
Bathymetry Study	$600,000
Insurance	$523,785
Permitting Expense	$250,000
Dept Service Reserve Fund	$4,107,973
Cash Working Capital (45 days exp)	$180,000
Contingency (Developer)	$364,955
CUP Acquisition Expense	$15,000,000

Total, Soft Costs	$24,921,713

Total, Hard and Soft Costs	$101,912,761

Financing/ Legal/ Transaction	$4,331,292
Interest During Const.	$6,770,700

Total Capital Cost	$113,014,753

Note 1 : Baseline Cost Subject to 50/50 Sharing

Exhibit K	2

SCHEDULE 1
OTE CONSTRUCTION MILESTONES

Seller Milestones:

●	ESA Execution - July 2013

●	EPC Contract executed - June 2014

●	EIS approved - December 2013

●	Project Financing - Early Date: March 2014, Late Date: January 2015

●	EPC Contractor issued FNTP - Early Date: March 2014, Late Date: January 2015

●	Target Early Commercial Operation Date: January 1, 2016, Late Commercial Operation Date: January 1, 2017

●	Early Final Completion Date: March 1, 2016, Late Final Completion Date: March 1, 2017

Baha Mar Milestones:

●	Provide free and clear access to begin property piping and ductbanks - September 2014

●	Make CUP area available for piping and conduits to be installed - September 2014

●	Electric power for OTE available from CUP - October 2015

●	Baha Mar Conveyance System ready to receive cooling - January 2016

Schedule 1	1

SCHEDULE 2
SUBORDINATION AND NON-DISTURBANCE AGREEMENT

THIS SUBORDINATION AND NON-DISTURBANCE AGREEMENT (“Agreement”) is made as of the ____ day of ____________, 2013, by and between (“Lender”), and BAHA MAR LTD. (“Baha Mar”).

RECITALS

A.           Baha Mar and OTE BM Ltd. (“Borrower”) are parties to that certain Energy Services Agreement, dated as of July 8, 2013 (“Energy Services Agreement”);

B.           Lender has made a loan (“Loan”) in the aggregate amount of approximately $_____ to Borrower. The Loan is secured by, among other things, that certain Mortgage and Security Agreement, Note and the other documents executed in connection therewith (collectively, “Loan Documents”), which encumbers the OTE Conveyance System (as defined in the Energy Services Agreement) (“Property”); and

C.           Lender has agreed to subordinate Lender’s rights and interests under the Loan Documents to Baha Mar’s rights under the Energy Services Agreement, and to grant non-disturbance to Baha Mar on the terms and conditions set forth below.

AGREEMENT

For good and valuable consideration, the parties hereto hereby agree as follows:

1.           Subordination. Subject to Section 3 below, Lender agrees that the Loan Documents and all of the terms, conditions, and other provisions thereof, and all rights, interests, remedies, and options of Lender thereunder, are and shall at all times be subject and subordinate in all respects to the rights of Baha Mar under the Energy Services Agreement.

2.           Non-Disturbance. Subject to Section 3 below, if any action or proceeding is commenced by Lender to enforce any right or remedy of Lender under the Loan Documents, any such action or proceeding, and the exercise by Lender of any of its rights or remedies under the Loan Documents, is subordinate and subject to all rights of Baha Mar under the Energy Services Agreement, including, without limitation, Baha Mar’s right to the use, operation, and enjoyment of the Property.

3.           Borrower’s Default Under Loan Documents. In the event of an uncured default by Borrower under the Loan Documents, Baha Mar shall have the right to promptly pay to Lender all unpaid principal and interest, when and as they become due under the Loan Documents (without regard to any acceleration provision) to the extent set forth in the amortization schedule of the Loan and attached as Exhibit “___” to the Energy Services Agreement (“Amortization Schedule”). Upon such payment and for so long as Baha Mar continues to pay to Lender all unpaid principal and interest, when and as they become due under the Loan Documents (without regard to any acceleration provision) to the extent set forth in the Amortization Schedule, the rights of Baha Mar under the Energy Services Agreement to the Property shall continue in full force and effect, and Lender shall not take any action that would impair, disturb, or adversely affect Baha Mar’s use, operation, and enjoyment of the Property or its rights under the Energy Services Agreement.

Schedule 2	1

4.           Payments by Baha Mar. After written notice by Lender to Baha Mar that Borrower is in default under the Loan Documents, Baha Mar may thereafter pay to Lender, when due (without regard to any acceleration provision), the principal and interest under the Loan Documents to the extent set forth in the Amortization Schedule. Baha Mar shall not be liable for any penalty, premium, surcharge, expenses, late fees, or other charges resulting from the Borrower’s default under the Loan Documents. Borrower: (a) authorizes Baha Mar to make such payments to Lender or as Lender may direct; (b) releases and discharges Baha Mar from any liability to Borrower under the Energy Services Agreement on account of such payments; and (c) agrees that all such payments shall be credited against any obligations of Baha Mar under the Energy Services Agreement. Notwithstanding anything in this Agreement to the contrary, Baha Mar shall not be liable for Borrower’s failure to perform any of its obligations under the Loan Documents.

5.           Amendment of Energy Services Agreement. Without the prior written consent of Lender, Baha Mar shall not: (a) enter into any agreement purporting to amend, modify, or terminate the Energy Services Agreement (except for any such agreements expressly contemplated by and made pursuant to the provisions of the Energy Services Agreement); (b) prepay any payments due under the Energy Services Agreement for more than one month in advance of the due dates thereof; or (c) purport to terminate the Energy Services Agreement without cause or to shorten the term thereof. Lender shall not unreasonably withhold, condition, or delay any consent, provided that such agreement does not amend or modify the payments, term, or other material provision of the Energy Services Agreement. Except as provided in this Section 5, any amendment, modification, or termination, without Lender’s prior written consent, shall not be binding upon Lender.

6.           Amendment or Assignment of Loan Documents. Lender shall not increase the principal or interest rate, or change the amortization, set forth in the Loan Documents. Without the prior written consent of Baha Mar, Lender shall not enter into any agreement purporting to amend or modify any material provision of, or assign any rights or interests in, the Loan Documents. Baha Mar shall not unreasonably withhold, condition, or delay any consent, provided that such agreement does not amend or modify the principal owed, interest rate, maturity, amortization, or other material provision of the Loan Documents, and any assignee executes and delivers to Baha Mar a subordination and non-disturbance agreement in form and substance satisfactory to Balm Mar. Except as provided in this Section 6, any amendment, modification, or assignment, without Baha Mar’s prior written consent, shall not be binding upon Baha Mar.

7.           Notice of Default Under Loan Documents. Lender shall provide Balm Mar with copies of all written notices sent to Borrower pursuant to the Loan Documents alleging any default by Borrower under the Loan Documents simultaneously with the transmission of such notices to Borrower.

8.           Notices. All notices or other written communications under this Agreement shall be deemed to have been properly given: (a) upon delivery, if delivered in person or by facsimile or electronic transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender; (b) one Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) four Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Baha Mar: ___________________________

If to Lender: ___________________________

Schedule 2	2

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in Nassau, Bahamas. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9.           Amendment. This Agreement may not be amended or modified in any manner or terminated except by an instrument in writing signed by the parties hereto.

10.           Inapplicable Provisions. If any term, condition, or other provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be construed without such term, condition, or other provision.

11.           Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, and all of which together shall constitute a single Agreement.

12.           Applicable Law. This Agreement shall be governed, construed, applied, and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

LENDER By: ___________________ Name: _________________ Title: __________________ BAHA MAR LTD. By: ___________________ Name: _________________ Title: __________________

The undersigned accepts and agrees to the provisions of Section 4 hereof:

OTE BM LTD.

By:  ___________________
Name: _________________
Title: __________________

Schedule 2	3

SCHEDULE 3
INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSE

PATENT AND IP LICENSE AGREEMENT

This Patent and IP License Agreement (the “Agreement”) is entered into by and between Ocean Thermal Energy Corporation, a Delaware corporation (“OTE Parent”), on behalf of itself and its successors in interest and OTE BM LTD., a Bahamian International Business Corporation, (“OTE Subsidiary”) on behalf of Baha Mar LTD., a Bahamian International Business Corporation (the “End User”), and on behalf of itself and its successors in interest and any and current and future Affiliates.

WHEREAS, OTE Parent has certain Patents and IP related to deep water cooling technology, design, construction, and operation and desires to license the Patents and IP to the OTE subsidiary for the benefit of End User;

WHEREAS, concurrent with this Agreement, OTE Subsidiary and End User will enter into an Energy Services Agreement (the “ESA”) which requires this Agreement; and

WHEREAS, pursuant to the ESA, End User shall obtain thru OTE Subsidiary, via a sublicense under the ESA, the licenses as further set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions. Capitalized terms not defined below or otherwise in this Agreement shall have the meanings attributed to them in the System Agreement.

1.1.
“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

1.2.	“Effective Date” means the Effective Date of the ESA.

1.3.
“Intellectual Property” or “IP” means: all United States, international and foreign: (a) patents and applications therefor and all reissues, re-exams, divisions, renewals, extensions, certificates, provisionals, continuations, and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures (whether patentable or not), improvements, operations plans, trade secrets, proprietary information, know how, show how, technology, technical data, and all documentation relating to any of the foregoing; (c) all software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (d) all industrial designs and any registrations and applications therefore; (e) all laboratory data, analytical data, product development opinions, product development analysis, databases and data collections, and all rights therein; (h) all regulatory filings and their contents; and (i) all moral and economic rights of authors and inventors, however denominated.

Schedule 3	1

1.4.
“Licensed Patents” means any and all U.S. Patents that may be obtained by OTE Parent or any Affiliate; and all reissues, renewals, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, and divisionals of such patents and patent applications, and any foreign counterparts to any of the foregoing, including without limitation utility models or provisional applications.

1.5.	“Transaction Documents” means this Agreement, and the ESA.

2.           License Grant. OTE Parent hereby grants to the OTE Subsidiary, on behalf of End User, a fully paid up, nonexclusive, perpetual, irrevocable, sublicensable to End User, worldwide license under the Licensed Patents and Intellectual Property to use, make, have made, sell, offer for sale, and export any and all products, designs, technology, and services necessary or proper to design, build, construct, and operate the OTE Conveyance System (as defined in the ESA), for End User under the ESA.

3.           Representations and Warranties. OTE Parent represents and warrants that: (i) it has the right to enter into this Agreement and grant the licenses and releases set forth herein; (ii) it is not a party to any existing assignments, grants, licenses, encumbrances, obligations, or agreements, written or oral, inconsistent with this Agreement; (iii) no payment of consideration to any third party is required for the licenses and releases granted with respect to the Licensed Patents or Intellectual Property; and (iv) it has not assigned or otherwise transferred to any other person or entity any rights to any causes of action, damages or other remedies, or any claims, counterclaims, or defenses, relating to the Licensed Patents or Intellectual Property.

4.           Term. This Agreement shall be effective on the Effective Date and shall expire upon End User notifying OTE Subsidiary that it is no longer wishes to operate the OTE Conveyance System.

5.           General Provisions.

5.1.
Assignment. Each party shall be entitled, but shall not be obligated to, assign this Agreement to any Affiliate or successor-in-interest of substantially all of its assets which has the capacity to fulfill the requirements set forth in this Agreement and each Transaction document; provided, however, such successor-in-interest agrees to be bound to the terms of this Agreement. Furthermore, OTE Parent may only sell or assign any or all of the Licensed Patents and Intellectual Property to a third party (whether through a change of control, asset sate or otherwise) if: (i) OTE Parent provides such third party with prior notice of the existence of this Agreement, and (ii) such third party agrees to be bound to the terms of this Agreement in a writing acceptable to End User, delivered to End User prior to such sale or assignment.

5.2.	Attorneys’ Fees. If either party brings any legal action or other proceeding for breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

5.3.
Severability. If any term, provision, covenant, or condition of this Agreement, or any application therefore, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, by any rules of law or public policy, or otherwise, all provisions, covenants, and conditions of this Agreement thereof, not held invalid, void, or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

Schedule 3	2

5.4.
Entire Agreement. The Transaction Documents constitute the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations or agreements, whether oral or written, relating to the subject matter hereof.

5.5.
Modifications. No extension, modification, or amendment of this Agreement shall be binding upon a party unless such extension, modification, or amendment is set forth in a written instrument, which is executed and delivered on behalf of such party.

5.6.
Governing Law. This Agreement shall be deemed to have been made and shall in all respects be governed by and construed in accordance with the laws of the State of New York and any legal action or proceeding shall be brought in the state courts in New York and the federal courts for New York, and both parties irrevocably submit to the jurisdiction of the New York courts for any such action or proceeding.

5.7.
Counterparts/Facsimile. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Each party may rely upon the facsimile signature of the other.

5.8.	Notices and Inquiries. All notices and inquiries required or permitted to be given by any provision of this Agreement must be in writing and shall be deemed to be given as specified in the ESA.

5.9.
Independent Contractors. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

5.10.
Waiver. The failure of either Party to require the performance of any term of this Agreement shall not be deemed a waiver unless so designated in writing by the Party against whom the breach occurred, and such waiver of any breach under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

5.11.	Survival. The rights and obligations of the parties contained in Sections 1, 2, and 5 shall survive the termination of this Agreement.

5.12.
Bankruptcy Rights. The rights and licenses granted to OTE Subsidiary and End User via the ESA, in this Agreement are licenses to “intellectual property” rights, as defined in Section 365(n) of the United States Bankruptcy Code (11 U.S.C. Section 101, et seq.). If OTE Parent, OTE Subsidiary, or their respective Affiliates or successors is/are subject to any proceeding under the United States Bankruptcy Code, and OTE Parent, OTE Subsidiary, or any of their respective Affiliates or successors, as debtor in possession or any trustee in bankruptcy, elects to reject this Agreement, End User may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of the rights granted via this Agreement and the ESA, to the maximum extent permitted by law. This Subsection 5.12 will not be construed to limit or restrict any right or remedy not set forth in this Subsection 5.12, including without limitation the right to retain any license or authority this Agreement and/or the ESA grants.

Schedule 3	3

5.13.
Execution Statement. The undersigned individuals represent that they are of legal capacity and authorized to sign this Agreement in a representative capacity on behalf of the indicated party they represent.

The Parties hereto have duly executed this Agreement as of the date last written below.

Ocean Thermal Energy Corporation	OTE BM LTD.
Name: Edward Baer	Name: Jeremy P. Feakins
Title: CFO	Title: President
Signature: /s/ Edward Baer	Signature: /s/ Jeremy P. Feakins
Date: 7/15/13	Date: 7/16/13

BAHA MAR LTD.
Name: Thomas M. Dunlap
Title: President
Signature: /s/ Thomas M. Dunlap
Date: 7/25/13

Name: Vaughn D. Roberts
Title: SVP Finance and Corp. Alliances
Signature: /s/ Vaughn D. Roberts
Date: 7/25/13

Schedule 3	4

SCHEDULE 4
LETTER OF CREDIT

Re:           Irrevocable Standby Letter of Credit No.________

Ladies and Gentlemen:

We hereby establish at the request and for the account of OTE BM LTD. (“Company”) in your favor our Irrevocable Standby Letter of Credit No.________ (“Letter of Credit”) in the amount up to _______________________________________ United States Dollars (as such amount is reduced from time to time pursuant to the provision hereof, the “Stated Amount”), effective immediately and expiring at our offices on the first anniversary of the date of this Letter of Credit (“Termination Date”). Partial drawings are permitted hereunder. Upon the Termination Date, this Letter of Credit will automatically renew for successive one-year terms unless we provide you with written notice of nonrenewal at least 60 days before the Termination Date or any successive Termination Date.

This Letter of Credit is issued to you in connection with that certain Energy Services Agreement, dated as of _____________, 2013 (as amended, modified, and supplemented from time to time, the “Agreement”), by and between [the Company and you].

We hereby irrevocably authorize you to draw on us by one or more drawings in accordance with the terms and conditions of this Letter of Credit an amount not to exceed the Stated Amount at the time of such drawing, after giving effect to all reductions in the Stated Amount on or prior to the date of such drawing. Funds under this Letter of Credit will be made available to you against presentation to us of a duly completed certificate in the form of Annex A hereto (“Draw Certificate”), which Draw Certificate is to be submitted by you if the Company has failed to perform its obligations under the Agreement or we provide you with written notice of nonrenewal of this Letter of Credit.

The Stated Amount of this Letter of Credit shall be reduced on the date of a payment by us of a draw made pursuant to a Draw Certificate.

Very truly yours,

Schedule 4	1

Annex A
Form of Draw Certificate

Ladies and Gentlemen:

The undersigned, an authorized officer of Baha Mar Ltd, requests that the Bank make a payment to us under the Letter of Credit in an amount equal to $______________. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Letter of Credit.

The undersigned hereby certifies that (1) the Company has failed to perform its obligations under the Agreement, and such failure remains unremedied; or (2) we have received written notice that the Letter of Credit will not be renewed.

IN WITNESS WHEREOF, the undersigned has executed this Draw Certificate as of ________, 20___.

BAHA MAR LTD By: ______________________ Name: ____________________ Title: _____________________

Schedule 4	2